EXHIBIT 10.1
EXECUTION VERSION
OFFICE LEASE AGREEMENT
BY AND BETWEEN
RFP LINCOLN GREENSPOINT, LLC, AS LANDLORD
AND
EXTERRAN ENERGY SOLUTIONS, L.P., AS TENANT

(i)

EXHIBITS AND SCHEDULES
Exhibit A — Land
Exhibit B — Floor Plans
Exhibit C — Air Conditioning and Heating Services
Exhibit D — Leasehold Improvements
Exhibit E — Building Mounted Signage Specs
Exhibit F — Renewal Option
Exhibit G — Sublessee Non-Disturbance Agreement
Exhibit H — Parking
Exhibit I — Form of Subordination, Non-Disturbance and Attornment Agreement
Schedule 3.3 — Signage
Schedule 4.6 — Condition Surveys
Schedule 5.3 — Landlord’s Repairs

(ii)

OFFICE LEASE AGREEMENT
     THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of the ___day of August, 2007, by and between RFP Lincoln Greenspoint, LLC, a Massachusetts limited liability company (“Landlord”), and Exterran Energy Solutions, L.P., a Delaware limited partnership (successor by name change to Hanover Compression Limited Partnership) (“Tenant”).
WITNESSETH:
I
     1.1 Leased Premises.
     1.1.1 Definition of Leased Premises. Subject to and upon the terms, provisions and conditions hereinafter set forth, and each in consideration of the duties, covenants and obligations of the other hereunder, Landlord does hereby lease to Tenant and Tenant does hereby lease from Landlord the Project (defined below) including approximately 147,135 square feet of Net Rentable Area (as defined below) representing the entire building known as 16666 Northchase (“Northchase Building”) and approximately 87,611 square feet of Net Rentable Area (as defined below) representing the entire building known as 263 N. Sam Houston Parkway (“263 Building”) (the Northchase Building and the 263 Building being collectively referred to as the “Building” or “Buildings”), and situated on the real property described on Exhibit A attached to this Lease (the “Land”). The Building, together with the Land, the parking garage (“Garage”) located on the Land between the 16666 Northchase Building and the 263 Building, all other improvements situated on the Land and directly benefiting the Building shall collectively be referred to herein as the “Project.” The portion of the Project currently containing usable office space is hereinafter called the “Leased Premises” and is shown on the floor plan(s) contained in Exhibit B. Landlord acknowledges and agrees that Tenant shall have the right to utilize all available storage space in the Buildings, and all available Building riser space for the installation of cabling, wiring, conduit, piping, or any other equipment and/or appurtenance to serve the Leased Premises.
     1.1.2 Net Rentable Area. "Net Rentable Area” refers to the square footage area or areas within the Building determined by a recent remeasurement by Landlord.
     1.1.3 Amount of Net Rentable Area. Landlord and Tenant hereby agree that the Net Rentable Area of the Leased Premises is Two Hundred Thirty-Four Thousand Seven Hundred Forty-Six (234,746) square feet and Landlord and Tenant each agree to be bound by said calculation.
     1.2 Term. Subject to and upon the terms and conditions set forth herein, the term of this Lease (the “Term”) shall commence upon full execution of the Lease by both parties (the "Commencement Date”). Tenant acknowledges that Landlord shall not be required to deliver the Leased Premises until the 31st day after the Commencement Date (“Delivery Date”); provided, however, Tenant (its agents, employees, contractors and consultants) may enter the Project at all reasonable times following the Commencement Date for all purposes necessary for planning of the Initial Tenant Work and performing inspections and surveys at the Project. Tenant will commence payment of Base Rental and Tenant’s Forecasted Additional Rent (as hereinafter defined) on March 1, 2008 (referred to herein as the “Rent Commencement Date”). The Term shall expire on February 28, 2018.

     1.3 Use. The Leased Premises shall be used and occupied by Tenant (and its assignees and subtenants) solely for general office purposes including, without limitation, employee training centers, employee lunch rooms, work-out facilities, kitchen facilities (including vending machines for Tenant’s exclusive use), and for other legally permitted uses consistent with the character of Class “A” and Class “B” office buildings in the Greenspoint area of Houston, Texas.
II
     2.1 Rental Payments.
     2.1.1 Payment. Commencing on the Rent Commencement Date and continuing thereafter throughout the Term, Tenant shall pay the Base Rental as described in Section 2.2 and Tenant’s Forecast Additional Rental. (The Base Rental, Tenant’s Forecast Additional Rental, Tenant’s Additional Rental, and all other amounts payable to Landlord hereunder are sometimes hereinafter collectively referred to as “Rent”). The Base Rental together with Tenant’s Forecast Additional Rental shall be due and payable in equal monthly installments as provided below on the first day of each calendar month during the Term commencing on the Rent Commencement Date, and Tenant shall so pay the Base Rental and Tenant’s Forecast Additional Rental to Landlord at Landlord’s address (or such other address as may be designated by Landlord from time to time) monthly in advance. Notwithstanding anything stated herein to the contrary, prior to the Rent Commencement Date, Tenant shall have no obligation to pay any Rent whatsoever.
     2.1.2 Proration. If the Rent Commencement Date is other than the first day of a calendar month or if this Lease terminates on a day other than the last day of a calendar month, then the Rent for such month or months shall be prorated and, in the case of the first month, Rent is due, paid in advance. The payment for such prorated month shall be calculated by multiplying the Rent by a fraction, the numerator of which shall be the number of days of the Term occurring during said commencement or termination month, as the case may be, and the denominator of which shall be three hundred sixty-five (365).
     2.1.3 No Offset. Except as expressly provided in this Lease, Tenant shall pay all Rent that becomes payable by Tenant to Landlord under this Lease at the times and in the manner provided in this Lease without demand, set-off or counterclaim. All Rent owed by Tenant to Landlord under this Lease shall bear interest from the date that is ten (10) days after it is due until paid at the lesser of (i) two percent (2%) above the per annum “base rate” (or if the “base rate” is discontinued, the rate announced as that being charged to the most credit worthy commercial borrowers for ninety (90) day unsecured loans) announced by Citibank, N.A., its successors and assigns (or, if such bank is no longer in existence or publishing such rates, an equivalent bank as reasonably determined by Landlord) from time to time, or (ii) the maximum lawful contract rate per annum.
     2.2 Base Rental. Throughout the Term, Tenant shall pay an annual base rental (the “Base Rental") equal to the Base Rate set forth below. The “Base Rental” is as follows:

Rental Period	Base Rate
Months 1-60	$2,758,265.52
($229,855.46 monthly)

Months 61-120	$2,922,587.76
($243,548.98 monthly)

     2.3 Additional Rental.
     2.3.1 Tenant’s Forecast Additional Rental. Commencing with the calendar year in which the Rent Commencement Date occurs, and continuing thereafter for each calendar year during the Term, Landlord shall present to Tenant prior to the beginning of said calendar year (or for the calendar year in which the Term commences, prior to the Rent Commencement Date) a statement of Landlord’s reasonable estimate of Tenant’s Additional Rental (“Tenant’s Forecast Additional Rental”) for such calendar year (or portion thereof) which shall be based upon a detailed budget approved annually by Tenant or Tenant’s representative (“Operating Expense Budget”) in accordance with the procedures set forth in Section 3.1.4.
     2.3.2 Operating Expenses Amount. “Tenant’s Additional Rental” means for each calendar year the Operating Expense Amount (as defined below) for such year. “Operating Expenses Amount” means an amount equal to (i) plus (ii), where:
(i)	equals the amount of Operating Expenses (as defined below) for such year; and

(ii)	equals a management fee contribution equal to not greater than three percent (3%) of the sum of the Base Rental and Tenant’s Additional Rental payable hereunder during such year for the Leased Premises.
     2.3.3 Statement to Tenant. Within one hundred fifty (150) days, or as soon thereafter as practical, after the end of each calendar year during the Term and after the termination of this Lease (Landlord and Tenant agreeing that the provisions of this Section 2.3.3 shall survive the termination of this Lease), Landlord shall provide Tenant a statement showing the actual Operating Expenses for said calendar year compared against the Operating Expense Budget and a statement prepared by Landlord comparing Tenant’s Forecast Additional Rental with Tenant’s Additional Rental. If Tenant’s Forecast Additional Rental exceeds Tenant’s Additional Rental for said calendar year, Landlord shall refund to Tenant the excess paid by Tenant within thirty (30) days after providing Tenant the statement. If Tenant’s Additional Rental exceeds Tenant’s Forecast Additional Rental for said calendar year, Tenant shall pay to Landlord within thirty (30) days of receipt of the statement an amount equal to such difference.
     2.4 Operating Expenses.
     2.4.1 Definition. “Operating Expenses” means all actual expenses, actual costs and disbursements of every kind and nature relating to or incurred or paid in connection with the operation of the Project, computed on an accrual basis and determined in accordance with generally accepted accounting principles consistently applied, including but not limited to, the following:
(i)	wages and salaries of all persons which are engaged in the operation, maintenance or access control or security of the Project, including all taxes, insurance, and benefits relating thereto;

(ii)	the cost of all supplies, tools, equipment, and materials used in the operation and maintenance of the Project or security for the Project;

(iii)	the actual cost of all utilities for the Project, including but not limited to, the cost of water and power for heating, lighting, air conditioning, and ventilating the Project excluding any “mark-up” overhead or other costs in excess of the amount billed by the applicable provider;

(iv)	the cost of all maintenance and service agreements for the Project and the equipment therein in existence as of the Commencement Date and entered into in accordance with Section 3.1.4, including but not limited to, access control, window cleaning, elevator maintenance, janitorial service, and security services;

(v)	the cost of repairs and general maintenance, excluding (a) repairs and general maintenance paid by proceeds of insurance, by Tenant or by other third parties, and (b) alterations attributable solely to Tenant;

(vi)	amortization of the cost of capital investment items that are installed for the purpose of reducing Operating Expenses or complying with governmental requirements enacted after the date of this Lease;

(vii)	the cost of casualty and liability insurance applicable to the Project and Landlord’s personal property used in connection therewith and the cost of deductibles paid on claims made by Landlord;

(viii)	all taxes, assessments, and governmental charges attributable to the Project and paid by Landlord, whether federal, state, county, or municipal and whether imposed by taxing districts or authorities presently taxing the Project or by others subsequently created or otherwise, excluding, however, (a) taxes, assessments and charges on any tenant improvements in excess of Building standard, and (b) federal and state taxes on income, death taxes, franchise taxes, and any taxes imposed or measured on or by the income of Landlord from the operation of the Project or imposed in connection with any change of ownership of the Project; provided, however, that if at any time during the Term, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereof shall be changed and as a substitute therefore, or in lieu of an addition thereto, taxes, assessments, levies, impositions, or charges shall be levied, assessed, or imposed wholly or partially as a capital levy or otherwise on the rents received from the Project or the Rent reserved herein or the revenue of the Landlord or any part thereof, then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed, or imposed, shall be deemed to be included within the Operating Expenses to the extent that such substitute or additional tax would be payable if the Project were the only property of the Landlord subject to such tax if Landlord can reasonably demonstrate that such tax is in substitution of ad valorem taxes and only to the extent ad valorem taxes attributed to the Project are reduced;

(ix)	all landscape maintenance costs for the Project; and

(x)	any lease payments made by Landlord for any equipment used in the operation, maintenance or security of the Project (provided that if such equipment is not used exclusively at the Project, then such lease payments included as an Operating Expense shall be equitably allocated among all such projects where such equipment is used such that only the equitably allocated portion of such lease expenses is included as an Operating Expense hereunder), excluding, however, any part of such lease payments that constitutes capital expenditures under generally accepted accounting principles, except as provided in clause (vi) of this Section 2.4.1.

     2.4.2 Exclusions. Notwithstanding anything to the contrary contained in the Lease, the following items shall be excluded from the calculation of Operating Expenses:
(i)	Corporate Overhead. All costs associated with the operation of the business of the entity which constitutes “Landlord” or “Landlord’s managing agent” (as distinguished from the costs of the operations of the Project), including but not limited to, Landlord’s or Landlord’s managing agent’s general corporate overhead and general administrative expenses, legal, risk management, and corporate and/or partnership accounting and legal costs, mortgages, debt costs or other financing charges, asset management fees, administrative fees, any costs that would normally be considered included in a management fee (e.g., property accounting charges, local area network and wide area network charges, travel expenses for company meetings or training, etc.), placement/recruiting fees/costs for employees whether they are assigned to the Project or not, employee training programs, real estate licenses and other industry certifications, health/sports club dues, employee parking and transportation charges, tickets to special events, costs of any business licenses regardless if such costs are considered a form of real estate tax, costs of bringing and defending any lawsuits, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interests in the Project, bad debt loss, rent loss or any reserves thereof, and costs incurred in connection with any disputes between Landlord and/or Landlord’s management agent and their employees and providers of goods and services to the Project;

(ii)	Executive / Unrelated / Off-site Salaries. Wages, salaries, fees, fringe benefits, and any other form of compensation paid to any executive employee of Landlord and/or Landlord’s managing agent above the grade of “Building Manager” as such term is commonly understood in the property management industry, provided, however, all wages, salaries and other compensation otherwise allowed to be included in Operating Expenses shall also exclude any portion of such costs related to any employee’s time devoted to other efforts unrelated to the maintenance and operation of the Project;

(iii)	Competitively Bid. Any amount paid by Landlord or Landlord’s managing agent to a subsidiary or affiliate of Landlord or Landlord’s managing agent, or to any party as a result of a non-competitive selection process, for management or other services to the Project, or for supplies or other materials, to the extent the cost of such services, supplies, or materials exceed the cost that would have been paid had the services, supplies or materials been provided by parties unaffiliated with the Landlord or Landlord’s managing agent on a competitive basis and are consistent with those incurred by similar buildings in the same metropolitan area in which the Project is located unless Tenant has specifically approved the terms and conditions of such contract;

(iv)	Ground Lease. Any rental payments and related costs pursuant to any ground lease of land underlying all or any portion of the Project, and any costs related to any reciprocal easement agreement, and/or covenant, condition and restriction agreement;

(v)	Office & Parking Charges. Any office rental and any parking charges, either actual or not, for the Landlord’s and/or Landlord’s managing agent’s management, engineering, maintenance, security, parking or other vendor personnel, it being agreed that such personnel shall be entitled to park in the Garage for no cost and shall not pay rental for occupancy of any portion of the Project utilized in connection with providing management services required pursuant to Section 3.1(xiv);

(vi)	Building Defects. Any costs incurred in connection with the original design or construction of the Project or any major changes to same, including but not limited to, additions or deletions of floors, renovations of the common areas (except as otherwise expressly permitted under this Lease), correction of defects in design and/or construction of the Project including defective equipment;

(vii)	Capital. All costs of a capital nature, including but not limited to, capital improvements, capital repairs, capital equipment, and capital tools, all as determined in accordance with generally accepted accounting principles, consistently applied, and sound management practices, except (i) any capital improvement made to the Building which actually reduces Operating Expenses, amortized on a straight-line basis, including interest at the lesser of the interest rate actually paid by Landlord or seven percent (7.0%) per annum, over the improvement’s useful life in accordance with generally accepted accounting principles, provided, however, the annual amortization shall not exceed the annual amount of Operating Expenses actually saved as a result of such capital improvement, or (ii) capital expenditures required by government regulation or law enacted after the Commencement Date, the amount of such costs to be amortized on a straight-line basis, with interest at the lesser of the interest rate actually paid by Landlord or seven percent (7.0%) per annum, over the asset’s useful life in accordance with generally accepted accounting principles to the extent such costs are equal to or in excess of $100,000 in any calendar year (amounts less then $100,000 shall be fully includible in Operating Expenses for the current year);

(viii)	Other Capital. Rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment, the cost of which if purchased would be excluded from Operating Expenses as a capital cost, excepting from this exclusion equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(ix)	Building Codes/ADA. Any cost incurred in connection with upgrading the Project to comply with insurance requirements, life safety codes, ordinances, statutes, or other laws in effect prior to the Commencement Date, including, without limitation, the Applicable Laws (as hereinafter defined), including penalties or damages incurred as a result of non-compliance;

(x)	Hazardous Material. Any cost or expense related to monitoring, testing, removal, cleaning, abatement or remediation of any Hazardous Materials (as hereinafter defined), including toxic mold, in or about the Project or real property, and including, without limitation, hazardous substances in the ground water or soil other than caused by Tenant;

(xi)	Other Taxes. Landlord’s gross receipts taxes for the Project, personal and corporate income taxes, inheritance and estate taxes, other business taxes and assessments, franchise, gift and transfer taxes, and all other real estate taxes, in all cases to the extent such taxes relate to a period payable or assessed outside the term of the Lease;

(xii)	Advertising/Promotion/Gifts. All advertising and promotional costs including any form of entertainment expenses, dining expenses, any costs relating to tenant or vendor relation programs including flowers, gifts, luncheons, parties, and other social events but excluding any cost associated with life safety information services, unless specifically instructed by Tenant to incur such costs;

(xiii)	Special Assessment. Special assessments or special taxes initiated as a means of financing improvements to the Project and the surrounding areas thereof;

(xiv)	Fines & Penalties. Any fines, costs, late charges, liquidated damages, penalties, tax penalties or related interest charges, imposed on Landlord or Landlord’s managing agent;

(xv)	Contributions/Dues/Subscriptions. Any costs, fees, dues, contributions or similar expenses for political, charitable, industry association or similar organizations, as well as the cost of any newspaper, magazine, trade or other subscriptions, excepting the Project’s annual membership dues in the local Building Owners and Managers Association;

(xvi)	Art. Costs, other than those incurred in ordinary maintenance and repair, for sculptures, paintings, fountains or other objects of art or the display of such items;

(xvii)	Insurance. Costs incurred by Landlord for the repair of damage to the Project caused by fire, windstorm, earthquake or other casualty, condemnation or eminent domain to include terrorism or environmental other than commercially reasonable deductibles (as requested from time-to-time by Tenant, subject to approval by Landlord’s mortgagee) initially not to exceed $10,000 per occurrence ($50,000 with respect to earthquake, flood and terrorism);

(xviii)	Other Insurance. Any increase in the cost of Landlord’s insurance caused by a specific use by Landlord;

(xix)	Reserves. Any reserves of any kind.
     2.4.3 Landlord and Tenant agree that the provisions of Sections 2.4.1 and 2.4.2 hereof shall be modified to the extent Landlord and Tenant expressly agree in writing otherwise to share the cost of a specific item in connection with the annual approval of the budget pursuant to Section 3.1.4 hereof.
     2.4.4 Audit.
(i)	The payment by Tenant of any of Tenant’s Additional Rental or other Rent charged to Tenant hereunder pursuant to this Lease shall not preclude Tenant from questioning the accuracy of any statement provided by Landlord provided such question is submitted within the applicable time limits set forth in this Lease.

(ii)	Landlord shall provide to Tenant in substantial detail each year the calculations performed to determine Tenant’s Operating Expenses Amount for the Project in accordance with the applicable provisions of this Lease. Landlord shall show the total Operating Expenses by account for the Project and all adjustments corresponding to the requirements as set forth herein. Landlord shall also provide in reasonable detail its calculation of Tenant’s Additional Rental or other Rent charged to Tenant hereunder.

(iii)	Provided Tenant is not in default under the terms of this Lease (including the payment by Tenant of Tenant’s Additional Rental within the time period specified in Section 2.3.3) and subject to this paragraph, Tenant, at its sole expense, shall have the right once per calendar year during the Term to employ a certified public accountant (on an hourly not a contingent fee arrangement) to audit Landlord’s books and records, relating to Tenant’s Additional Rental as well as other Rent payable by Tenant pursuant to this Lease to ensure that Landlord is complying with the applicable Lease provisions. This audit must take place on a mutually agreeable date during reasonable business hours at Landlord’s office at the address stated above and only after Tenant has given Landlord at least ten (10) business days prior written notice of the date and time Tenant desires to commence such audit. Landlord agrees to maintain all applicable records until the expiration of Tenant’s rights to audit said records. If Tenant elects to exercise this right, Tenant must do so within twelve (12) months after the date Landlord delivers to Tenant the statements described in Section 2.3.3 or Tenant shall be deemed to have accepted the amount of Tenant’s Additional Rental or other Rent charged to Tenant hereunder as presented by Landlord. If Tenant elects to audit Landlord’s books and records, Landlord shall have the right to deliver to Tenant an audit of the Operating Expenses for the immediately preceding calendar year prepared by an accounting firm of national prominence. If Tenant elects to proceed with such audit, and such audit reflects a difference from Landlord’s calculation of the amount of Tenant’s Additional Rental or other Rent charged to Tenant hereunder, the parties will attempt to reconcile their respective calculations. If such audit indicates that there has been an overstatement in Landlord’s calculation of the amount of Tenant’s Additional Rental or other Rent charged to Tenant hereunder, Landlord shall, within ten (10) days after its receipt of such audit, refund any excess payment of Tenant’s Additional Rental or other Rent charged to Tenant hereunder to Tenant. If in fact there has been an overstatement in Landlord’s calculation of the amount of Tenant’s Additional Rental or other Rent charged to Tenant hereunder of $50,000 or more, then in addition to refunding any excess payments of Tenant’s Additional Rental or other Rent charged to Tenant hereunder made by Tenant, Landlord shall reimburse Tenant for the reasonable costs and expenses incurred by Tenant in causing such audit to be performed specifically excluding any costs based on a contingent fee arrangement. If in fact there has been an understatement in Landlord’s calculation of the amount of Tenant’s Additional Rental or other Rent charged to Tenant hereunder, Tenant shall pay the amount of the understatement to Landlord. In the event an audit reveals the overstatement or understatement of Landlord’s calculation of the amount of Tenant’s Additional Rental or other Rent charged to Tenant hereunder, Landlord or Tenant as applicable, may request the audit of the item or items giving rise to such error for the two (2) calendar years preceding the year which is the subject of the audit. In addition to the foregoing, if any audit by Landlord or its agents indicates that the amount of Tenant’s Additional Rental or other Rent charged to Tenant hereunder paid for any calendar year was greater than the amount of Tenant’s Additional Rental or other Rent charged to Tenant hereunder charged by Landlord, Landlord shall refund any excess payment of Tenant’s Additional Rental or other Rent charged to Tenant hereunder within ten (10) days after its receipt of such audit.
III
     3.1 Services.
     3.1.1 Description. Landlord shall operate and maintain the Project in accordance with the standards customarily followed in the operation and maintenance of Class “A” projects in the Greenspoint area of Houston, Texas (“Comparable Projects”), and shall furnish to Tenant and the Project during the Term:
(i)	domestic water and sewer at all points of supply for the Project;

(ii)	central heat and air conditioning in season, subject to curtailment as required by governmental laws, rules, or regulations, in such amounts as are necessary for reasonable comfort under load conditions which do not exceed occupancy of one person per 275 square feet of Net Rentable Area in the Leased Premises and based on the power provided in accordance with this Section 3 and are otherwise customary for Comparable Projects, all as more particularly described on Exhibit C;
(iii)	electric lighting service for the Project in the manner and to the extent deemed by Tenant to be appropriate;

(iv)	janitorial service on a five (5) day week basis (exclusive of Holidays, as defined in Exhibit C) in accordance with the janitorial specifications promulgated by Tenant from time-to-time but in any event consistent with Comparable Projects;

(v)	subject to Section 6.6 below, equipment and personnel to limit access to the Project including, without limitation, security personnel to escort Tenant’s and employees to their cars after normal business hours. Tenant shall have the right to designate the provider of such security services and the scope and quantity of such services;

(vi)	sufficient electrical capacity is located at the core of each floor of the Leased Premises to operate typewriters, personal computers, calculating machines, copiers, fax machines and other machines of low electrical consumption (120/208 volts, single phase) and equipment of high voltage electrical consumption (277/480 volt) to the extent that the total design load of electrical voltage within the Leased Premises does not exceed an average of 6.5 watts per square foot of Net Rentable Area (such electrical design load to be hereinafter referred to as the “Building Standard Rated Electrical Design Load”), such Building Standard Rate Electrical Design Load to be allocated between low electrical voltage and high electrical voltage as Tenant may determine. In addition to the foregoing, Landlord agrees that the high voltage (277/480 volt) power available in the Building standard bus duct at each floor on which the Leased Premises are located will have a total (i.e., inclusive of the above-described Building Standard Rated Electrical Design Load) capacity available to Tenant of at least 1.5 watts per square foot of Rentable Area contained on such floor. Tenant may install such additional equipment (at Tenant’s sole cost, including the cost to design, install, maintain and replace the additional electrical equipment (including the meters), but subject to possible reimbursement pursuant to Exhibit D if part of the Initial Tenant Work), provided such installation is compatible with the existing Building systems and will not be burdensome to the Building or to Landlord, in Landlord’s reasonable opinion, and Tenant shall pay during the Term all actual operating costs related to such additional equipment (including, without limitation, the cost of electricity, water or other services consumed through, or in connection with, the additional electrical equipment). The method of design and installation of any additional electrical equipment (including any related meter) required by Tenant shall be subject to the prior written approval of Landlord not to be unreasonably withheld, conditioned or delayed and, if performed other than as a part of the Initial Tenant Work, shall be performed by Landlord at Tenant’s sole cost and shall be subject to Landlord’s management fee or administrative fee, as applicable, pursuant to Section 5.1.2.

(vii)	all Building standard fluorescent bulb, ballast, incandescent, and other replacement in all areas of the Project;

(viii)	passenger elevator service to the Leased Premises twenty-four (24) hours per day (subject to after-hours maintenance services, provided no more than one (1) passenger elevator in each Building at a time shall be taken out of service for maintenance and repair) in accordance with the Industry Standards listed in the Barbre Consulting, Inc. report dated July 10, 2007;
(ix)	fully code compliant life safety system and applicable backbone wiring in the risers of the Building capable of receiving Tenant provided strobes, speakers and horns;

(x)	periodic pest control or extermination services consistent with Comparable Projects or as otherwise required by Tenant;

(xi)	window washing services consistent with Comparable Projects and as otherwise required by Tenant;

(xii)	routine maintenance and electrical lighting service for the Project consistent with Comparable Projects;

(xiii)	maintenance and repairs as detailed in Section 5.2 hereof including all such repairs and replacements as may be required to maintain the Project in a condition comparable to Comparable Projects;

(xiv)	management of the Building by a property management firm, including, at Tenant’s sole discretion, an on-site property manager for the Project (in which case Tenant shall provide an appropriate on-site office for such manager at no cost), Monday through Friday from 8:00 a.m. to 5:00 p.m., exclusive of Holidays. Tenant hereby approves of LPC Commercial Services, Inc. (“LPC”) as the property management company for the Project. Any other property management company shall require Tenant’s prior written approval unless such company has at least 5,000,000 square feet of net rentable area under management located in Class “A” multi tenant office buildings. Any individual employed by the property management firm, LPC, or otherwise, as manager of the Project must have at least five years experience in the management of office buildings of at least 150,000 rentable square feet and otherwise shall be subject to Tenant’s prior written approval which may be withheld if Tenant reasonably determines that such individual cannot provide professional and competent management of the Project; and

(xv)	any other services and amenities reasonably requested by Tenant (the cost of which shall be reimbursable pursuant to Section 2.4 hereof).
     3.1.2 Service Modifications. Tenant shall have the right to take over the responsibility of providing any of the services listed in this Section 3.1 upon no less than sixty (60) days prior written notice, provided Tenant shall continue to provide such services at or above the requirements of the Lease, as determined by Landlord in its reasonable discretion. Following such sixty (60) day period, Tenant shall be relieved of any obligation to pay (or reimburse Landlord pursuant to Section 2.4 hereof) for such services.
     3.1.3 Reasonable Efforts to Provide Utilities. To the extent the services described in Section 3.1.1 require electricity, gas, and water supplied by public utilities, Landlord’s covenants thereunder shall only impose on Landlord the obligation to use diligent efforts to cause the applicable public utilities to furnish the same.

3.1.4	Operating Expense Budget Approval and Service Meetings.

(i)	Prior to October 1, 2007 and prior to September 15th of each calendar year thereafter, Landlord will prepare and submit a proposed Operating Expense Budget for the coming calendar year for review and approval by the Tenant. Tenant shall either approve or object to specific items in such proposed Operating Budget within forty-five (45) days (or thirty (30) days regarding the initial budget submitted October 1, 2007) of receipt thereof. If Tenant does not either approve or object within such time period, Landlord shall give Tenant a second written notice and if Tenant does not respond within ten (10) days thereafter, the proposed Operating Expense Budget shall be deemed approved. Upon receipt of any objections from Tenant, Landlord and Tenant shall meet to resolve any issues and Landlord and Tenant agree to work in good faith to resolve such matters consistent with the terms of this Lease. In the event Tenant and Landlord are not able to agree upon an approved Operating Expense Budget, Landlord shall be entitled to continue to operate under the existing Operating Expense Budget, adjusted for actual cost increases, until Tenant and Landlord are able to agree upon an Operating Expense Budget. Landlord agrees to work with Tenant or Tenant’s representative on an ongoing basis regarding development and implementation of the Operating Expense Budget and to reasonably implement changes to the Operating Expense Budget reasonably requested by Tenant. As a part of the budget approval process, at Tenant’s request, Landlord and Tenant will review all existing service contracts and determine which, if any need to be changed, provided Landlord shall not be required to terminate any contract that involves the payment of any termination fees unless Tenant agrees such fees shall be a part of Operating Expenses; provided, however, following the Commencement Date, unless specifically authorized by Tenant to do so, Landlord shall not enter into any service or utility contracts which cannot be terminated, without cost, upon sixty (60) days notice.

(ii)	From time to time during the term of this Lease, but not less frequently than monthly, representatives of Tenant and Landlord shall meet to review the services being performed with respect to the Project. At these meetings, Tenant shall document service interruptions, point out deficiencies in Landlord’s services and suggest ways of improving such services. Landlord shall apprise Tenant of current developments in services, including any changes in contractors or procedures and shall fully inform Tenant of planned preventive maintenance shut-downs and the like. Landlord and Tenant shall use these meetings to the end that the Leased Premises is provided with services acceptable to Tenant in a fashion acceptable to Tenant without undue friction between Landlord and Tenant and in a spirit of mutual cooperation. Other informal meetings shall be held from time to time upon request of Landlord’s or Tenant’s representatives to correct service difficulties or procedures as they arise or as may be necessary to facilitate communication between Landlord and Tenant.
     3.1.5 Interruption of Services. Except as provided in this Section 3.1.5, if any of the services described in Section 3.1.1 or any of the machinery or equipment in the Project should cease to function properly, break down or be intentionally turned off for testing or maintenance purposes, Tenant shall have no claim for abatement or reduction of Rent or damages, nor shall Tenant be relieved of its obligations under this Lease, nor shall such condition be construed as an eviction of Tenant; provided, however, upon such failure or cessation, Landlord shall exercise all efforts which a reasonably prudent landlord would be expected to exercise under the circumstances to remove the cause of the failure or cessation and restore the service promptly.

     3.1.6 Abatement. Notwithstanding anything stated herein to the contrary, in the event of a failure of Landlord to provide those services as described in Sections 3.1.1. (i), (ii), (iii), (vi), and (viii) or if Tenant is unable to utilize fifty percent (50%) or more of the parking spaces (collectively, “Failure of Services” or, individually, a “Failure of Service”) and the event is not the subject of the provisions of Section VI; and such condition(s) exist(s) for three (3) consecutive business days after Tenant provides written notice of the condition to Landlord, then all Rent shall abate proportionately to the extent the Leased Premises are rendered Untenantable (as defined in Section 6.3.5 below) until the day the Failure of Service has been restored by Landlord to the condition required pursuant to the terms of this Lease. For example, if 46,949 square feet of Net Rentable Area is rendered Untenantable in excess of three (3) consecutive business days, twenty percent (20%) of all Base Rental and Additional Rental shall be abated until such interruption is restored pursuant to the terms hereof. Additionally, in the event of a Failure of Service related to Tenant’s inability to utilize fifty percent (50%) or more of the Parking Spaces at the Project (“Parking Failure of Service”), commencing on the fourth (4th) business day of such Parking Failure of Service, Landlord shall reimburse Tenant for all reasonable costs and expenses related to obtaining alternate parking and providing transportation and security from such alternate parking area to the Project until the Parking Failure of Service has been restored. The abatement shall commence upon the expiration of the three (3) business day period and continue until the day the Failure of Service has been restored by Landlord to the condition required pursuant to the terms of this Lease; provided, however, if the condition continues for sixty (60) days, Tenant shall have the additional rights to either (i) terminate this Lease upon fifteen (15) days written notice to Landlord which notice may only be given after the expiration of the sixty (60) day period and before the expiration of an additional three (3) month period, in which event Tenant will be relieved of all obligations arising after such date hereunder or (ii) elect to restore such services by taking any reasonable and necessary means and, if not reimbursed within thirty (30) days after written demand for payment of such costs, including reasonable documentation thereof, offset all reasonable amounts necessary to cure such Failure of Services against Rent. In consideration of the terms of this Section 3.1.6, Tenant waives all rights Tenant may have at law or in equity to abate Rent or terminate this Lease based on a Failure of Services (but excluding matters subject to Section VI).
     3.1.7 Restoration of Services by Tenant. Independent of Tenant’s other rights in Section 3.1.6, if, at any time, all or any a Failure of Services continues for one hundred twenty (120) consecutive hours following receipt of a notice by Landlord and Tenant reasonably determines that Landlord is not using commercially reasonable efforts to remove the cause thereof and to restore the facility, utility and/or service as soon as possible to the levels existing prior to such interruption, cessation or reduction, Tenant shall have the right, if curable by Tenant, to cure such failure or breakdown for Landlord’s account and at Landlord’s expense, in which event Landlord shall reimburse Tenant for all reasonable out-of-pocket costs incurred by Tenant in connection therewith within ten (10) days after invoice therefor from Tenant, or, at Tenant’s election, any amount required to be paid by Landlord to Tenant may be set off against Rent due and owing by Tenant under this Lease.
     3.1.8 Elevator Outages. To the extent any elevator in the Northchase Building is out of service for any reason (other than regularly scheduled maintenance or to complete the elevator modernization program described below) for a period in excess of forty-eight (48) hours (“Grace Period”), Tenant shall automatically receive a $500 per day credit against the next installment of Base Rent until such time as such elevator is in operation for twenty-four (24) consecutive hours; provided, however, in the event any elevator is out of service for seven (7) days (in the aggregate, whether consecutively or otherwise) during a calendar year, the Grace Period shall no longer be applicable in such calendar year and the rent credit shall immediately accrue upon a service outage described above. In the event Landlord completes a comprehensive industry standard elevator modernization program regarding the Nortchchase Building reasonably approved by Tenant, the rent credit provisions contained in this Section 3.1.8 shall automatically terminate.

     3.2 Keys and Locks. Tenant, at Tenant’s sole cost and expense, shall have the right to install, change, replace and control the use of, entry locks or access devices to the Project and locks within the Leased Premises. Tenant shall provide Landlord with a copy of any such lock or access device allowing entry to the Project, and upon termination of this Lease, shall furnish Landlord keys to any locks on doors and the combination for all safes, safe cabinets and vault doors, if any, in the Project.
     3.3 Signage, Graphics and Building Directory. Subject to all applicable governmental approvals and the approval of the Greenspoint Property Owner’s Association (“ARC”), Tenant, at Tenant’s sole cost and expense shall be entitled to exclusive identity and signage rights to the Project, including, without limitation, (1) building top lighted signage (“Top Signage”), (2) exclusive monument signage, and (3) signage in the Building. Tenant shall be entitled to exclusive use of the Building Directories serving the Buildings. Such exterior signage shall be subject to the criteria promulgated from time to time by the ARC, the current version being attached hereto as Exhibit E and the additional requirements set forth on Exhibit E. Landlord shall have the right to approve the design of the Top Signage (except for the design shown on Schedule 3.3 hereof which is hereby approved), such approval not to be unreasonably withheld, delayed or conditioned.
IV
     4.1 Care of the Leased Premises. Tenant shall not commit or allow to be committed any waste or damage to any portion of the Leased Premises or the Project, and at the termination of this Lease, by lapse of time or otherwise, Tenant shall deliver up the Leased Premises to Landlord in as good condition as existed on the date of possession by Tenant, ordinary wear and tear, permitted alterations, casualty and repairs and maintenance which are the obligation of Landlord pursuant to this Lease excepted. Upon such termination of this Lease, Landlord shall have the right to reenter and resume possession of the Leased Premises.
     4.2 Entry for Repairs and Inspection. Upon reasonable notice to Tenant, Landlord and its contractors, agents, or representatives shall have the right to enter into and upon any part of the Leased Premises upon reasonable prior notice and accompanied by a representative of Tenant, at all reasonable hours to inspect, maintain or clean the same, make repairs, alterations or additions thereto, show the same to prospective purchasers, prospective lenders and such purchasers’ and lenders’ consultants, and to prospective tenants, but only during the last 12 months of the Term to prospective tenants, or for any other purpose, as Landlord may reasonably deem necessary or desirable, and Tenant shall not be entitled to any abatement or reduction of Rent by reason thereof. In exercising this right, Landlord agrees to use reasonable efforts not to interfere with the conduct of Tenant’s business in the Leased Premises.
     4.3 No Nuisance. Tenant shall conduct its business and control its agents, contractors, and employees in such manner so as not to create any nuisance or interfere with, annoy or disturb any other tenant or Landlord in its operation of the Project.
     4.4 Laws and Regulations. Tenant and Landlord shall comply with, and Tenant and Landlord shall cause its agents, contractors, and employees to comply with, all laws, ordinances, orders, rules and regulations (state, federal, municipal and other agencies or bodies having any jurisdiction thereof) relating to the use, condition or occupancy of the Leased Premises or the conduct of Tenant’s or Landlord’s, as applicable, business therein.
     4.5 Legal Use and Violations of Insurance Coverage. Tenant shall not occupy or use the Leased Premises, or permit any portion of the Leased Premises to be occupied or used, for any business or purpose which is unlawful, disreputable or deemed to be hazardous on account of fire or other hazards.

     4.6 Compliance With Laws. Notwithstanding anything to the contrary contained in the Lease, Landlord represents that to its knowledge that as of the Commencement Date, subject to the Condition Surveys for the Buildings (defined on Schedule 4.6) (“Condition Surveys”), the Project complies in all material respects with all applicable laws, ordinances, statutes, regulations, orders, rules and restrictions relating thereto including, without limitation, the Americans with Disabilities Act of 1990, as amended, and the Clean Air Act Amendments of 1990 and the Texas Accessibility Standards (the “Applicable Laws”), and that the existing uses thereof do not currently violate the provisions of any Applicable Laws relating thereto. Tenant hereby represents to its knowledge that, except as disclosed on the Condition Surveys and information provided by Landlord and Landlord’s agents, it is not aware of any material compliance violations of Applicable Laws related to the Project. Landlord shall maintain and operate the Building in accordance with all Applicable Laws. Landlord shall be solely responsible for the payment of any funds needed to correct or change any system or structural element of the Building so as to comply with all Applicable Laws, and if Tenant demonstrates that any portion of the Project was in violation of Applicable Laws as of the Commencement Date, Tenant shall have no obligation to pay for or reimburse Landlord for the cost to cause such portion of the Project to be compliant with Applicable Laws either directly or as an Operating Expense. Additionally, Landlord hereby indemnifies Tenant and agrees to defend and hold Tenant harmless from and against any and all obligations, liabilities, claims, suits, debts, accounts, liens or encumbrances, and all costs and expenses, including reasonable attorneys’ fees relating thereto, that Tenant may suffer or incur and that result from any breach of any representation made by Landlord above. Should the Building not be in compliance with the Applicable Laws due to a change in such laws becoming effective after the Effective Date, Landlord shall make any changes or alterations required to so comply at Landlord’s cost and expense, such amounts to be included as Operating Expenses; however, to the extent such costs are properly classified as capital in nature, they shall be amortized as otherwise provided in Section 2.4 of this Lease.
V
     5.1 Leasehold Improvements.
     5.1.1 As-Is. Tenant agrees that, except as set forth herein, it will accept the Leased Premises in the “As-Is Condition” (defined below) on the Rent Commencement Date without recourse to Landlord, subject to the terms of this Lease. After the Delivery Date, Tenant along with its employees, suppliers, contractors, subcontractors and agents, shall be permitted to enter the Buildings at any time for all purposes, including, without limitation, planning, commencing and completing the construction and installation of the initial improvements in the Leased Premises (the “Initial Construction”). On the Delivery Date, Landlord hereby agrees to tender the Project in a “broom-clean” condition, free and clear of all personal property (including, without limitation, all of the previous occupant’s equipment, furniture, and files) other than (i) all furniture currently existing in all conference rooms and video conference rooms in the Building, (ii) the back-up generators and supplementary air conditioning units currently existing at the Project (i.e., the UPS systems, Liebert Units, and III Exterior Air Conditioning Equipment), (iii) all furniture and equipment, including all racks and terminations but excluding all servers and phone systems, existing in all Data Centers and IDF Closets in the Building, and (iv) all security and access control equipment (including cameras) at the Project (collectively, “Retained Personalty”). Following the Delivery Date, Landlord shall provide to Tenant and Tenant shall accept a Bill of Sale transferring all right, title, and interest in the Retained Personalty for no additional consideration in its current As-Is condition without warranty. Additionally, the Buildings shall be tendered to Tenant on or before February 28, 2008 with completely operational HVAC certified in good working order by the Landlord, a one to one relationship of return air to supply air assuming a return air velocity of no greater than 1,000 feet per minute through all return air openings, compliance with outside air and air quality based on ASHRAE 62-89, life safety strobe lights in all restrooms and public areas, electrical supply and plumbing systems capable of supplying Tenant with the services identified in

Section 3 of this Lease, and with all existing base building improvements free of all building code violations including City, State, Federal, and all other Authorities having jurisdiction (the “As-Is Condition”). Should the base building areas, structural and core elements, above-ceiling improvements related to the existence of penetrations, non-plenum cables and PVC, and other elements requiring building and fire code compliance not be delivered to Tenant on the Delivery Date in accordance with the provisions of this Section 5.1.1, Landlord agrees to perform necessary work to provide the “As-Is Condition” as soon as reasonably possible but in no event later than February 28, 2008 at its sole cost and expense without charge to Tenant or to any Allowances of Tenant (and such costs shall not be included as Operating Expenses); provided, however, Landlord shall not be obligated to replace any items that Tenant has indicated pursuant to the Tenant Space Plan (defined below), and the Tenant Working Drawings (defined below) will be replaced as part of the Initial Tenant Work. If Landlord fails to perform the necessary work to provide the “As-Is Condition” or the Landlord Work (defined in Section 5.3 below) on or before February 28, 2008, Tenant may perform such work on Landlord’s behalf and Landlord shall reimburse Tenant (which reimbursement may be effected through the withholding of or offsetting against Rent) for all reasonable sums expended in performing such work and/or Tenant may pursue all other remedies at law or in equity to which Tenant may be entitled. Nothing in this Section 5.1.1 shall be deemed or interpreted to modify or release Landlord regarding any of its responsibilities to maintain and repair the Project in accordance with this Lease. Landlord acknowledges that it is possible that in order to obtain certain permits or other authorizations related to the commencement and prosecution of the Initial Tenant Work, a portion of the work required to be completed by Landlord to provide the “As-Is Condition” or as part of the Landlord Work may need to be completed prior to February 28, 2008. Upon Tenant’s reasonable request, Landlord agrees to complete the work described in the previous sentence on an accelerated basis in order to facilitate Tenant’s timely completion of the Initial Tenant Improvements.
     5.1.2 Alterations. Tenant shall have the right to make alterations or physical additions (including fixtures) to the Leased Premises subject to the following limitations: (i) such alterations and additions will not impair the structural integrity of the Building, (ii) such alterations and additions will not affect the mechanical, electrical and plumbing systems of the Leased Premises so that they will bear a load in excess of that for which they were originally designed, (iii) such alterations and additions shall be accomplished in a good and workmanlike manner and in accordance with all applicable governmental requirements, (iv) Tenant obtains all applicable governmental permits and approvals required in connection with such alterations or additions; (v) Tenant shall deliver “as-built” plans in a CADD format for any alterations to Landlord promptly after completion and (vi) Landlord’s approval shall be obtained, not to be unreasonably withheld, conditioned or delayed, for any project with a cost of greater than $150,000, provided, however if Landlord has not responded to Tenant’s request for approval within seven (7) business days following its receipt of said request, Landlord will be deemed to have approved such request. If Tenant, in its sole discretion, elects to engage Landlord to provide construction management services related to any Tenant alterations in the Project, Tenant shall pay Landlord a fee equal to ten percent (10%) of the cost to cover overhead if the work is less then $20,000 and five percent (5%) of such cost if the work is $20,000 or more. If Tenant does not elect to engage Landlord to provide construction management services related to any alterations in the Project, Tenant shall be required to pay Landlord an administrative fee of one and one-half percent (1.5%) of the cost of such alterations for Landlord’s review and oversight of the alterations.
     5.1.3 Property of Landlord and Tenant’s Removable Property. All trade fixtures, appliances, furniture, removable equipment, movable walls and wall systems (including without limitation, movable partitions), furnishings, secretarial stations, movable library shelving, movable kitchen equipment, exercise equipment and other property of Tenant that can be removed from the Leased Premises without causing material damage to such property or to the Leased Premises or the Building (“Tenant’s Removable Property”) shall remain the property of Tenant at all times during the Lease Term and may be removed at any time during the Term; provided, that (i) Tenant shall remove all of

Tenant’s Removable Property on or prior to the expiration of this Lease and (ii) Tenant shall bear the cost of any such removal performed by Tenant and of repairing any material damage to the Leased Premises caused by any such removal. Any alterations, physical additions or improvements other than Tenant’s Removable Property, when made to the Leased Premises by Tenant, shall at once become the property of Landlord and shall be surrendered to Landlord upon the termination of this Lease by lapse of time or otherwise. Notwithstanding anything stated herein to the contrary, Tenant shall not be obligated to remove any alterations, physical additions or improvements made to the Leased Premises except to the extent Tenant installs Unusual Facilities in the Building, at Landlord’s option and on reasonable advance notice Tenant, shall be obligated to remove such Unusual Facilities upon the expiration or termination of the Term. The term “Unusual Facilities” means floor penetrations (i.e., where the cut is entirely through the slab) installed after the Commencement Date (except for risers or similar penetrations (not exceeding five inches (5”) in diameter) in mechanical rooms or similar areas), or other alterations, improvements or furniture installed by Tenant following the installation of the Initial Tenant Work which would not be customarily found in Comparable Projects (e.g., fish tanks, vertical mail systems). Raised floors for computer rooms and the like (not to exceed 5000 square feet of Net Rentable Area) shall not constitute Unusual Facilities.
     5.1.4 Taxes. Tenant shall be responsible for ad valorem taxes on its personal property and on the value of the leasehold improvements in the Leased Premises to the extent that the same exceed the allowances stated in Exhibit D (and if the taxing authorities do not separately assess Tenant’s leasehold improvements, Landlord may make a reasonable allocation of the ad valorem taxes assessed on the Project to give effect to this Section 5.1.4). Subject to reimbursement as an Operating Expense, Landlord, unless otherwise directed by Tenant, shall protest all taxes, assessments, and other charges set forth in Section 2.4.1(viii) on an annual basis using a tax consultant approved by Tenant, such approval not to be unreasonably withheld, conditioned or delayed.
     5.2 Repairs by Landlord. Landlord shall, at its sole cost and expense, but subject to reimbursement pursuant to Section 2.4, keep and maintain in good working order and repair, and shall make such improvements, repairs or replacements as are necessary or appropriate to the Project and the Leased Premises, including, without limitation, the walls, roof, foundation, all structural components and elements of the Project, lobbies, stairs, elevators (including without limitation, cabs and doors), corridors and corridor walls and wall treatments, carpeting, restrooms, roofs, plateglass, parking areas, paved areas, walkways and drives, landscaping, improvements, and all facilities, systems and equipment relating to the furnishing of services (including mechanical, electrical, water, heating, ventilating and air conditioning, life safety and elevators) required to be provided by Landlord pursuant to this Lease, all at such times, in such manner and to such extent as is reasonably necessary or appropriate to maintain the Project in good order and condition consistent with Comparable Projects. Landlord shall not charge to Tenant any profit, overhead or supervision fee, or general condition costs (whether for review and approval of plans and specifications, improvements, alterations, additions, renovations and/or refurbishments or any services, except as expressly provided in this Lease).
     5.3 Landlord Work. Landlord, at its sole cost and expense and not subject to reimbursement as Operating Expenses or otherwise, hereby agrees to complete all work listed on Schedule 5.3 in a good and workmanlike manner on or prior to February 28, 2008 (or as otherwise indicated on Schedule 5.3 and subject to the last sentence of Section 5.1.1 above) (“Landlord Work”).

VI
     6.1 Condemnation.
     6.1.1 Option to Terminate. If (i) either any portion or the entirety of the Northchase Building or (ii) the entirety or more than twenty-five percent (25%) of the Net Rentable Area of the 263 Building shall be taken or condemned for any public purpose, then, in either case, this Lease shall, at the option of either party, cease and terminate as of the date of such taking or condemnation. Each party shall notify the other of its election to terminate within thirty (30) days after receipt of notice of such taking or condemnation. If only a portion of the Leased Premises shall be so taken so as not to render the remainder Untenantable (as defined below), this Lease shall continue in full force and effect but all Rent shall abate with respect to the portion so taken.
     6.1.2 Distribution of Proceeds. All proceeds from any taking or condemnation affecting the Leased Premises shall be distributed as follows:
(i)	first, to any mortgagee(s) to the extent of any loan(s) secured by the mortgage(s) held by such mortgagee(s);

(ii)	second, to Landlord until it receives the fair market value of the portion of the Project so taken;

(iii)	third, to Tenant until it receives the fair market value of its unamortized improvements and personal property taken; and

(iv)	fourth, the remainder of the award shall be paid to Landlord.
     6.2 Damages from Certain Causes. Neither Landlord nor any mortgagee(s) shall be liable or responsible to Tenant, its agents, contractors, customers, employees, invitees, licensees, servants or visitors for any loss or damage to any property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority or any cause beyond Landlord’s control or for any damage or inconvenience which may arise through repair or alteration of any part of the Project unless covered by insurance required to be carried by Sections 6.4 or 6.5 below.
     6.3 Fire or Other Casualty.
     6.3.1 Notice. In the event of a fire or other casualty in the Leased Premises, Tenant shall give notice thereof to Landlord as soon as reasonably possible.
     6.3.2 Restoration Estimate. Within forty-five (45) days following any damage or destruction to the Project or the Leased Premises, Landlord shall obtain from a responsible contractor selected by Landlord, an estimate (the “Restoration Estimate”) of the time required to complete the applicable restoration or rebuilding. If Landlord fails to obtain the Restoration Estimate within said forty-five (45) day period, Tenant may obtain the Restoration Estimate from a responsible contractor selected by Tenant.
     6.3.3 Obligation to Rebuild. Subject to the rights of Landlord and Tenant to terminate this Lease as set forth in Section 6.3.4 below, Landlord shall commence and prosecute any repair work promptly and with reasonable diligence necessary to rebuild the applicable portion of the Project to the condition that existed immediately prior to such damage or destruction. If Landlord is obligated, or elects, to make repairs or rebuild the Project pursuant to the terms of this Section 6.3, and Landlord does not cause the construction schedule to return to the schedule necessary to achieve completion by the date indicated in the Restoration Estimate within thirty (30) days following written notice from Landlord, Tenant shall have the right to terminate the Lease by giving written notice at any time prior to completion of the restoration.
     6.3.4 Landlord and Tenant Termination Rights. Landlord and Tenant shall each have the right to terminate this Lease if the Project is damaged or destroyed from any cause and such damage or destruction is of such magnitude or extent as to render fifty percent (50%) or more of the Net Rentable Area of the Leased Premises Untenantable (i.e., 117,373 square feet of Net Rentable Area in the Building or more), and the Restoration Estimate provides that the repair or restoration of the entire Leased Premises with Building standard improvements and the Garage cannot reasonably be completed within three hundred sixty-five (365) days following the commencement thereof; provided however, the rights of termination granted under this sentence shall be available to Landlord only if the following conditions are also satisfied: the damage or destruction occurs during the last two (2) years of this Lease and there is no Renewal Option then remaining, or if there is a remaining Renewal Option, Tenant does not exercise the same by written notice to Landlord delivered within thirty (30) days following receipt of Landlord’s termination notice, which renewal notice shall include the same information as contained in a renewal notice delivered pursuant to Exhibit F hereto. Additionally, if the Project is damaged or destroyed from any cause and such damage or destruction is of such magnitude or extent as to render ten percent (10%) or more but less than fifty percent (50%) of the Net Rentable Area of the Leased Premises Untenantable (i.e., 23,475 square feet of Net Rentable Area in the Building or more), and the Restoration Estimate provides that the repair or restoration of the entire Leased Premises with Building standard improvements cannot reasonably be completed within one hundred eighty (180) days following the commencement thereof, Tenant may terminate the Lease. In the event either Landlord or Tenant elect to terminate this Lease based upon the provisions of this Section 6.3.4, such party must make such election and notify the other party of such election within thirty (30) days following the date Tenant receives the Restoration Estimate from Landlord; otherwise, such party shall be deemed to have elected not to terminate this Lease as a result of such damage or destruction. In the event this Lease is terminated by either party pursuant to this Section 6.3.4, Tenant shall vacate the Leased Premises as soon as reasonably practicable, but in no event later than one hundred twenty (120) days following the election by either party to terminate this Lease, Tenant shall pay all Rent owed up to the time of such damage or destruction, and Tenant shall pay a pro rata share of Rent on those portions of the Leased Premises occupied (or deemed occupied) by Tenant and are Untenantable following such damage or destruction from the date of such damage or destruction until Tenant vacates such portion or portions, as the case may be, of the Leased Premises.
     6.3.5 Rental Abatement Following Casualty. Unless this Lease is terminated as provided in Section 6.3.4 hereof, this Lease shall continue in effect following a fire or other casualty on the same terms and conditions set forth herein except that the Rent provided for herein shall abate as to the portion of the Project rendered Untenantable until such time as the Project (or portion thereof) are no longer Untenantable. As used herein, “Untenantable” means the condition whereby Tenant’s use of the relevant portion of the Leased Premises for normal business purposes is materially interfered with or interrupted, and includes any time when, as a result of services that are required to be provided by Landlord not being provided by Landlord, (i) either of Tenant’s telephone or computer systems is not functioning such that the telephone or computer systems in such portion of the Leased Premises can reasonably be utilized for normal business purposes or (ii) Tenant does not have access to such portion of the Leased Premises through the Project.
     6.4 Landlord’s Insurance. Landlord shall maintain the following insurance in full force and effect during the continuance of this Lease:

     6.4.1 Landlord shall maintain special form (formerly known as “all-risk”) property insurance on the Project insuring against all perils customarily insured against by owners of Comparable Projects, including flood, hurricane, and windstorm coverage, in amounts sufficient to provide coverage for the Full Insurable Value of the Building. The policy or policies for such insurance shall have a replacement cost endorsement or similar provision. “Full Insurable Value” shall mean actual replacement value of the Building with all Building leasehold improvements existing as of the Delivery Date (the “Building Standard Leasehold Improvements”), but exclusive of the cost of (i) excavation, foundations, and footings below the surface of the ground or below the lowest basement level, and (ii) the leasehold improvements made by Tenant. Such Full Insurable Value shall be confirmed from time to time at the request of Tenant.
     6.4.2 Landlord shall maintain comprehensive boiler and machinery insurance to the limit of not less than $10,000,000 with respect to any one accident or occurrence on all boilers, pressure vessels, electrical systems, mechanical systems, air conditioning and refrigeration systems.
     6.4.3 Landlord shall maintain commercial general liability insurance and excess liability (umbrella) insurance, including either (i) blanket contractual liability coverage or (ii) contractual liability coverage specifically applying to the insurable provisions of this Lease in either case, with combined single limits of not less than $3,000,000 for primary and excess coverage combined with respect to bodily injury or death to any number of persons in any one accident or occurrence and with respect to property damage in any one accident or occurrence and in the aggregate.
     6.4.4 Landlord shall maintain insurance associated with rental loss for a period of at least twelve (12) months.
     Each of the insurance policies referred to in this Section shall be issued by solvent insurance carriers authorized to do business in the State of Texas and having ratings of Best’s Insurance Guide, A-/VIII and/or Standard & Poor Insurance Solvency Review A-, or better and provide (if such provision is obtainable) that it shall not be cancelled or its coverage materially changed without at least thirty (30) days prior notice to Landlord and Tenant. In addition, each liability insurance policy referred to in this Section shall name Tenant as an additional insured. Each property insurance policy referred to in this Section shall contain waiver of subrogation provisions pursuant to which the insurer waives all express and implied rights of subrogation against Tenant if required to make the Landlord’s contractual waiver of claims and subrogation in Section 6.7 binding on the Landlord’s insurer. Landlord shall furnish to Tenant certificates (Acord 27, 28, or 29, as applicable) of each of the insurance policies referred to in this Section promptly after obtaining such insurance.
     6.5 Tenant’s Insurance. Tenant shall maintain in full force and effect during the continuance of this Lease special form (formerly known as “all-risk”) property insurance insuring against all perils, including flood, on all of its personal property, including removable trade fixtures, located in the Project and on all leasehold improvements within the Project to the extent of the replacement cost thereof, such coverage to be for an amount sufficient to satisfy any co-insurance requirements, but not less than the full replacement cost of such insured items, with commercially reasonable deductibles. In addition, Tenant shall maintain commercial general liability insurance and excess liability (umbrella) insurance, including either (i) blanket contractual liability coverage or (ii) contractual liability coverage specifically relating to the insurable provisions of this Lease, in either case with combined single limits of not less than $3,000,000 for primary and excess coverage combined with respect to bodily injury or death to any number of persons in any one accident or occurrence and with respect to property damage in any one accident or occurrence and in the aggregate occurring in connection with Tenant’s use or occupancy of the Project and containing provisions for the severability of interests. Each of the insurance policies referred to in this Section shall be issued by solvent insurance carriers authorized to do business in the

State of Texas and having ratings of Best’s Insurance Guide, A-/VIII and/or Standard & Poor Insurance Solvency Review A-, or better, provide that it shall not be cancelled without at least thirty (30) days prior notice to Landlord and Tenant. In addition, each liability insurance policy referred to in this Section shall name Landlord as an additional insured. Each property insurance policy referred to in this Section shall contain waiver of subrogation provisions pursuant to which the insurer waives all express and implied rights of subrogation against Landlord if required to make Tenant’s contractual waiver of claims and subrogation in Section 6.7 binding on Tenant’s insurer. Tenant shall deliver certificates (Acord 27, 28, or 29, as applicable) of such insurance at the inception of this Lease and within twenty (20) days after any request therefor.
     6.6 Hold Harmless. Tenant shall not be liable to Landlord or to Landlord’s agents, contractors, customers, employees, invitees, licensees, servants or visitors (collectively, "Landlord Related Party”) for any damage to person or property caused by any act, omission or neglect of Landlord, its agents, contractors, customers, employees, invitees, licensees, servants or visitors and Landlord agrees to, subject to Section 6.7, indemnify, defend, and hold Tenant harmless from all Losses (as defined in Section 8.6.2) resulting from such damage. Neither Landlord nor any mortgagee(s) shall be liable to Tenant, its agents, contractors, customers, employees, invitees, licensees, servants or visitors for any damage to person or property caused by any act, omission or neglect of Tenant, its agents, contractors, customers, employees, invitees, licensees, servants or visitors and Tenant agrees to, subject to Section 6.7, indemnify, defend, and hold Landlord and any mortgagee(s) harmless from all Losses resulting from any such damage. Notwithstanding anything contained in this Lease to the contrary, the provisions of this Section 6.6 shall survive the termination of this Lease. If the obligation or liability of Landlord, as set forth in any other part of this Lease, are less than or contradictory of this indemnity clause, the provisions of this clause shall be deemed and construed to be modified by such other parts. This indemnity shall not be deemed or construed to make Landlord liable for any matter that Tenant is obligated to do or omit by this Lease, by law, an obligation to a third party, or otherwise. The liability of Tenant to indemnify Landlord, as hereinabove set forth, shall not apply to the extent Landlord shall be effectively protected by insurance required to be carried by Landlord under this Lease provided Landlord has a valid claim against such insurer therefor. If the obligation or liability of Tenant, as set forth in any other part of this Lease, are less than or contradictory of this indemnity clause, the provisions of this clause shall be deemed and construed to be modified by such other parts. This indemnity shall not be deemed or construed to make Tenant liable for any matter that Landlord is obligated to do or omit by this Lease, by law, an obligation to a third party, or otherwise.
     6.7 WAIVER OF SUBROGATION RIGHTS. ANYTHING IN THIS LEASE TO THE CONTRARY NOTWITHSTANDING, LANDLORD AND TENANT HEREBY WAIVE ANY AND ALL RIGHTS OF RECOVERY, CLAIM, ACTION OR CAUSE OF ACTION AGAINST THE OTHER, ITS AGENTS, EMPLOYEES, OFFICERS, PARTNERS, SERVANTS OR SHAREHOLDERS FOR ANY LOSS OR DAMAGE THAT MAY OCCUR TO THE LEASED PREMISES OR THE PROJECT, OR ANY IMPROVEMENTS THERETO, OR ANY PERSONAL PROPERTY OF SUCH PARTY THEREIN BY REASON OF FIRE, THE ELEMENTS OR ANY OTHER CAUSE WHICH IS REQUIRED TO BE INSURED AGAINST UNDER THE TERMS OF THE FIRE AND EXTENDED COVERAGE INSURANCE POLICIES AND ANY OTHER POLICIES OBTAINED PURSUANT TO THIS LEASE, REGARDLESS OF CAUSE OR ORIGIN, INCLUDING NEGLIGENCE OF THE OTHER PARTY HERETO, ITS AGENTS, EMPLOYEES, OFFICERS, PARTNERS, SERVANTS OR SHAREHOLDERS AND EACH PARTY COVENANTS THAT NO INSURER SHALL HOLD ANY RIGHT OF SUBROGATION AGAINST SUCH OTHER PARTY.
     6.8 Self-Insurance. Notwithstanding the foregoing provisions, Tenant may elect to self-insure or retain any portion or all of Tenant’s insurance obligations which are listed in this Lease, subject to Tenant maintaining a financial net worth of at least $500,000,000 during such self-insurance election and providing reasonable evidence thereof as may be requested by Landlord from time to time.
VII
     7.1 No Lien for Rent. Landlord hereby waives any and all rights it may have to a contractual or statutory lien or security interest on any property of Tenant. Landlord hereby agrees to execute confirmations of its waiver of such liens to the holder or prospective holder of any lien against any of Tenant’s property placed in the Leased Premises.
     7.2 Default by Tenant.
     7.2.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Lease:
(i)	the failure by Tenant to pay when due any sum of money to be paid by Tenant under this Lease, such failure continuing for a period of ten (10) days after written notice thereof from Landlord to Tenant, provided such notice shall only be required once in any twelve (12) month period and thereafter no notice shall be required;

(ii)	the failure by Tenant to comply with or perform any of the other terms, provisions, covenants or conditions which Tenant is required to observe and to perform and the continuation of such failure or non-performance for a period of thirty (30) days after notice thereof has been given by Landlord to Tenant plus such additional period of time as may be reasonable with respect to non-monetary defaults which cannot by their very nature be cured within thirty (30) days so long as the curing of the default is continuously and diligently prosecuted by Tenant;

(iii)	if Tenant is dissolved, liquidates or otherwise ceases to exist, subject to Tenant’s assignment rights pursuant to Sections 8.1.1(ii) or 8.1.3 hereof;

(iv)	a general assignment by Tenant for the benefit of creditors;

(v)	the filing of any voluntary petition in bankruptcy by Tenant or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged or unstayed for a period of sixty (60) days, provided, that in the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease;

(vi)	the admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed;

(vii)	the attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Leased Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) business days after the levy thereof; and

(viii)	the employment of a receiver to take possession of substantially all of Tenant’s assets or the Leased Premises, if such receivership remains undissolved for a period of ten (10) business days after creation thereof.
     7.2.2 Termination. If Tenant defaults under this Lease, Landlord may (i) terminate this Lease, or (ii) terminate Tenant’s right of possession to the Leased Premises without terminating this Lease. In addition to these remedies, Landlord shall continue to have all of the rights and remedies provided Landlord at law or in equity.
     7.2.3 Surrender of Possession. Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right of possession without termination of this Lease, Tenant shall surrender possession and vacate the Leased Premises immediately, and deliver possession thereof to Landlord. If Tenant fails to surrender possession and vacate the Leased Premises, Landlord shall have full and free license to enter into and upon the Leased Premises with or without process of law for the purpose of repossessing the Leased Premises, expelling or removing Tenant and any others who may be occupying or within the Leased Premises, removing any and all property therefrom and changing all door locks of the Leased Premises. Landlord may take these actions without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer and without incurring any liability for any damage resulting therefrom, including any liability arising under Section 93.002 of the Texas Property Code, as amended (“TPC”), and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law; Tenant hereby waiving any right to claim damage for such reentry and expulsion, including any rights granted to Tenant by Section 93.002 of the TPC.
     7.2.4 Benefit of the Bargain. If Landlord elects to terminate this Lease or terminate Tenant’s right of possession to the Leased Premises without terminating this Lease, there shall immediately become due and payable the amount by which:
(i)	the present value [determined using a discount rate of ten percent (10%) per annum] of the total Rent and other benefits which would have accrued to Landlord under this Lease for the remainder of the Term if the terms and provisions of this Lease had been fully complied with by Tenant, exceeds

(ii)	the total fair market rental value [determined using a discount rate of ten percent (10%) per annum] of the Leased Premises for the balance of the Term (it being the agreement of both parties hereto that Landlord shall receive the benefit of its bargain).
For purposes of this Section 7.2.4, the fair market rental value of the Leased Premises shall be the prevailing market base rental rate (similarly defined) for similar space in similar office buildings in the Greenspoint area of Houston, Texas for a lease term equal to the remaining Term (without regard to any renewal options). In addition, there shall be recoverable from Tenant:
(i)	if Landlord elects to restore the Leased Premises to a Building standard condition, normal wear and tear excepted, the cost to do so;

(ii)	all accrued, unpaid sums due under this Lease, plus interest at the rate set forth in Section 2.1.3 for past due sums up to the date of termination;

(iii)	Landlord’s cost of recovering possession of the Leased Premises; and

(iv)	any other sum of money or damages owed by Tenant to Landlord.
     7.2.5 Right to Relet. If Landlord elects to terminate Tenant’s right to possession of the Leased Premises without terminating this Lease, but elects not to pursue the remedies set forth in Section 7.2.4, Tenant shall continue to be liable for all Rent and Landlord shall make reasonable efforts to relet the Leased Premises, or any part thereof, to a substitute tenant or tenants, for a period of time equal to or lesser or greater than the remainder of the Term on market terms and conditions Landlord, at Landlord’s sole discretion, deems advisable. Tenant shall be given a credit against the Rent due from Tenant to Landlord during the remainder of the Term in the net amount of rent received from the new tenant; however, the net amount of rent received from the new tenant shall first be applied to:
(i)	the costs incurred by Landlord in reletting the Leased Premises (including, without limitation, all brokerage fees, legal fees, advertising costs and the like and, if Landlord restores the Leased Premises to Building standard condition, normal wear and tear excepted, the cost to do so);

(ii)	the accrued and unpaid sums, plus interest and late charges if in arrears, due under the terms of this Lease;

(iii)	Landlord’s cost of recovering possession of the Leased Premises; and

(iv)	the cost of storing any of Tenant’s property left on the Leased Premises after reentry.
     Notwithstanding any such reletting without termination of this Lease, Landlord may at any time thereafter elect to exercise its rights under Section 7.2.4 for such previous breach. Notwithstanding any provision in this Section 7.2.5 to the contrary, upon the default of any substitute tenant or upon the expiration of the lease term of such substitute tenant before the expiration of the Term, Landlord may, at Landlord’s election, either relet to still another substitute tenant or exercise its rights under Section 7.2.4.
     7.2.6 Storage of Property. Any and all property which may be removed from the Leased Premises by Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed and stored, as the case may be, by or at the direction of Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all reasonable expenses incurred in such removal and all reasonable storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal from the Leased Premises shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.
     7.2.7 Default by Landlord. If Landlord fails to comply with any term, provision, covenant, or condition of this Lease, and such failure remains unremedied for thirty (30) days following written notice thereof from Tenant to Landlord, Tenant may pursue all remedies at law or in equity to which Tenant may be entitled. Additionally, if Landlord fails to pay any amount payable by Landlord to Tenant hereunder and such failure to pay continues and remains unremedied for a period of thirty (30) days after written notice thereof given by Tenant to Landlord and/or its mortgagee then, Tenant may deliver a second notice to Landlord, and if such default shall continue uncured by Landlord and/or its mortgagee for an additional fifteen (15) days after the delivery of such second notice, Tenant shall have the right to offset such amount against Rent. No notice to Landlord under this Section 7.2.7 shall be effective until a copy thereof is delivered to each Landlord mortgagee for which Tenant has received a notice address in writing from Landlord or its mortgagee. The rights of Tenant pursuant to this Section 7.2.7 shall be subject to the express provisions of Section 3.1.6 of this Lease providing for remedies different from, or in exclusion of, the remedies above-described. Tenant specifically agrees that the cure of any default by any Landlord mortgagee shall be deemed a cure by Landlord under this Lease.
     7.3 Non-Waiver. Neither acceptance of Rent by Landlord nor failure by Landlord or Tenant to declare any default by the other party immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall waive such default, but Landlord or Tenant may declare any such default at any time and take such action as might be lawful or authorized hereunder, either at law or in equity. Waiver by Landlord or Tenant of any right for any default by Tenant shall not constitute a waiver of any right for either a subsequent default of the same obligation or any other default. Receipt by Landlord of Tenant’s keys to the Leased Premises shall not constitute an acceptance of surrender of the Leased Premises.
     7.4 Holding Over. If Tenant holds over after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay as rent for the Leased Premises one hundred fifty percent (150%) of the amount of Rent (including all Base Rental and Tenant’s Additional Rental then payable as described in Sections 2.2 and 2.3) for the entire holdover period calculated and prorated on a daily basis. No holding over by Tenant after the Term shall be construed to extend this Lease. In the event of any unauthorized holding over for more than five (5) business days, Tenant shall indemnify Landlord (i) against all claims for damages by any other tenant to whom Landlord may have leased all or any part of the Leased Premises effective upon the termination of this Lease, and (ii) for all other actual losses, costs, and expenses, including reasonable attorneys’ fees, incurred by reason of such holding over.
     7.5 Attorneys’ Fees. If either party defaults in the performance of any of the terms, agreements or conditions contained in this Lease and the other party places the enforcement of this Lease, or any part thereof, or the collection of any Rent due or to become due hereunder or recovery of the possession of the Leased Premises, in the hands of an attorney who files suit upon the same and should such non-defaulting party prevail in such suit, the defaulting party agrees to pay the other party’s reasonable attorneys’ fees.
VIII
     8.1 Assignment or Sublease by Tenant.
     8.1.1 Except as hereinafter expressly provided, if Tenant desires to assign this Lease or sublet the Leased Premises or any part thereof (subletting, for the purposes hereof, includes the granting of concessions or licenses for the occupancy thereof), Tenant may do so, subject to the following:
(i)	At the time of any such assignment or subletting, this Lease is in full force and effect and there is no Event of Default by Tenant then in existence;

(ii)	Except as set forth in Section 8.1.2 below, Tenant shall notify Landlord of its desire to assign or sublet to the proposed assignee or sublessee at least ten (10) business days in advance of the assignment or subletting (which notification shall consist of the identity of any such assignee or sublessee and the location and area of the Leased Premises affected by any such assignment or subletting) and provide Landlord with a copy of the proposed sublease or assignment not less than five (5) business days in advance. Within five (5) business days after receipt of Tenant’s notice of its intent to sublease or assign, Landlord shall give Tenant written notice of Landlord’s election (A) to consent to the proposed transaction, or (B) not to consent to the proposed transaction, in which event this Lease shall continue in full force or effect. If Landlord fails to timely make such election, then Landlord will be deemed to have elected option (A);

(iii)	Landlord shall only be permitted to withhold its consent to a proposed assignment or subletting if Landlord reasonably determines (and notifies Tenant within the above time period) that (a) the business or activities to be conducted at the Leased Premises by the proposed assignee or sublessee would violate the terms of this Lease, including without limitation, Section 1.3, (b) the operations of the proposed assignee or subtenant would create a density level in excess of four (4) people per one thousand (1000) square feet of Net Rentable Area in the applicable portion of the Building, or (c) the proposed assignee or sublessee is a governmental entity;

(iv)	Any assignment of this Lease by Tenant shall only be of the entirety of this Lease;

(v)	Any such assignment shall entitle the assignee to, and shall be subject to, all the terms, covenants and conditions of this Lease, and any assignee must assume in such assignment all the rights and obligations of the assignor hereunder; and including without limitation, any renewal rights, parking rights, Building identity and signage rights, and all other rights and appurtenances provided for hereunder.
     8.1.2 Landlord and Tenant shall share fifty percent (50%) of the excess amount paid by the assignee or subtenant, after deduction of Rent, Tenant’s actual costs and expenses incurred in connection with such assignment or sublease, including reasonable brokerage costs, reasonable tenant finish costs, which costs and expenses shall be amortized over the term of the assignment or sublease to determine such excess.
     8.1.3 Notwithstanding anything stated herein to the contrary, Tenant shall at all times during the Term have the right, without having to obtain Landlord’s prior approval therefor, to assign this Lease or to sublease all or any portion of the Leased Premises to (i) any Affiliate (defined below) of Tenant, any successor entities or persons by virtue of merger, consolidation, liquidation, reorganization or other operation of law; (ii) to the purchaser (or an Affiliate of the purchaser) of all or substantially all assets of Tenant, (iii) any partnership or joint venture in which Tenant or an Affiliate of Tenant is a partner or a joint venturer that actively participates in the business thereof; and (iv) any entity occupying space in the Leased Premises principally for the purpose of providing services to Tenant or its Affiliates; provided, however, that no such assignment or subletting may be made if the assignee’s or sublessee’s proposed use of the Leased Premises violates the use or other provisions of this Lease. As used in this Lease, the term “Affiliate” shall mean any person or entity controlling, controlled by or under common control with Tenant or Landlord, as applicable. “Control” as used herein means the power, directly or indirectly, to direct or cause the direction of the everyday management and policies of the controlled person or entity. The ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or the possession of the right to vote in the ordinary direction of its affairs at least fifty-one percent (51%) of the voting interest in, any person or entity shall be presumed to constitute such control.
     8.1.4 Upon the approval or deemed approval of any sublease pursuant to this Section 8.1 for the entirety of the Northchase Building or the 263 Building to a subtenant with a net worth of at least $1,000,000,000, Landlord hereby agrees to execute a non-disturbance agreement in substantially the form attached hereto as Exhibit G (“NDA”). Any sublease for which an NDA is requested shall (i) have a term that expires no later than the Term (including all Renewal Options), (ii) shall not expand any of Landlord’s obligations under this Lease, (iii) be subject to all terms and conditions of this Lease, and (iv) in the event the Lease is terminated prior to the expiration of the sublease, shall not permit the subtenant, following said termination, to renew the sublease with respect to any portion of Leased Premises which is less than the entire Leased Premises.
     8.1.5 No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and unfettered discretion. Any attempted assignment or sublease by Tenant in violation of the terms of this Section 8.1 shall be void even if rent is accepted by Landlord from such assignee or sublessee. Consent by Landlord to the extent required hereunder to a particular assignment or sublease shall not be deemed to be consent by Landlord to any other or subsequent assignment or sublease.
     8.1.6 No collection or receipt of Rent by Landlord shall be deemed either (i) the acceptance of the applicable assignee or sublessee as Tenant, or (ii) a waiver on the part of Landlord, or a release of Tenant from the further performance of its obligations hereunder. Within ten (10) days after the occurrence of any sublease or assignment with respect to which Tenant is not required to obtain Landlord’s consent, Tenant shall deliver to Landlord written notice of such sublease or assignment and copies of any executed assignments and subleases. In the event of a default by any assignee or sublessee of Tenant or any successor of Tenant in the performance of any of the obligations of the tenant under this Lease and the failure of such party to cure such default after its receipt of any required notice thereof and the expiration of any applicable cure period, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or sublessee or successor.
     8.2 Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Project and all other property referred to herein, and in such event and upon such transfer and the express assumption by such transferee of the obligations of Landlord hereunder in a writing delivered to and for the benefit of Tenant (any such transferee to have the benefit of, and be subject to, the provisions of Sections 8.3 and 8.4) no further liability or obligation shall thereafter accrue against Landlord hereunder.
     8.3 Peaceful Enjoyment. Landlord covenants that Tenant shall and may peacefully have, hold and enjoy the Project subject to the other terms hereof, provided that Tenant pays the Rent and other sums herein recited to be paid by Tenant and performs all of Tenant’s covenants and agreements herein contained. It is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring from the date of its and their respective acquisition of the Landlord’s interest hereunder until a transferee has expressly assumed the obligations of such transferor hereunder in a writing delivered to and for the benefit of Tenant.
     8.4 Limitation of Landlord’s Liability. Tenant shall look solely to Landlord’s interest in the Project for the recovery of any judgment against Landlord for a breach of this Lease, it being agreed that neither Landlord (and its partners, officers, directors and shareholders) nor any mortgagee shall ever be personally liable for any such judgment. The provision contained in the foregoing sentences are not intended to, and shall not, limit any right that Tenant might otherwise have to (i) obtain injunctive relief against Landlord or Landlord’s successors in interest, or (ii) any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord.
     8.5 Limitation of Tenant’s Liability. Landlord acknowledges and agrees that under no circumstances shall any partner, member, shareholder, director, or officer of Tenant (individual or otherwise) have personal liability for or with respect to any of the obligations of Tenant under this Lease or any renewals, modifications or extensions thereof, whether Tenant remains a registered limited liability partnership, becomes a general partnership or otherwise.
     8.6 Environmental Matters.
     8.6.1 Definitions. For purposes of this Lease, “Hazardous Materials” shall mean any chemical, substance, material or waste or component thereof which is now or hereafter listed, defined or regulated as a hazardous or toxic chemical, substance, material or waste or component thereof by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community “right-to-know” requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of a Material Safety data sheet. For purposes of this Lease, “Environmental Law” shall mean any Federal, State, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, including, without limitation CERCLA, 42 USC 9601, et seq. and RECRA; 42 USC 6901, et seq.
     8.6.2 Landlord Obligations; Indemnity. Landlord hereby represents to Tenant that (i) Landlord has not knowingly used or knowingly permitted the Project to be used in violation of any Environmental Laws and (ii) to Landlord’s knowledge, the Project does not contain Hazardous Materials in violation of any applicable Environmental Laws. In addition, Landlord shall not knowingly use or knowingly permit the use of any Hazardous Materials in violation of applicable Environmental Laws in the development, construction, operation, maintenance or use of the Project. Landlord shall indemnify, defend and hold Tenant harmless, from and against all claims, liens, losses, damages and expenses, including without limitation attorneys’ fees and court costs (collectively, “Losses"), arising out of, directly or indirectly, a breach of Landlord’s representations or obligations set forth in this Section 8.6. In addition to and without limiting the foregoing, in the event any Hazardous Materials are discovered at or in the Project or the Leased Premises in violation of any applicable Environmental Laws, and the presence of the same was not caused solely by Tenant, Landlord agrees to undertake, at Landlord’s sole cost and expense (not subject to reimbursement as an Operating Expense), all reasonable actions necessary to effect compliance with such applicable Environmental Laws relating thereto, subject to Tenant’s obligations pursuant to the last sentence of Section 8.6.3 below.
     8.6.3 Tenant Obligations; Indemnity. Tenant hereby represents to Landlord that Tenant shall not knowingly use or knowingly permit the use of any Hazardous Materials in violation of applicable Environmental Laws in the development, construction, operation, maintenance or use of the Project by Tenant. Tenant shall indemnify, defend and hold Landlord, harmless, from and against all Losses arising out of, directly or indirectly, a breach of Tenant’s representations or obligations set forth in this Section 8.6. In the event any Hazardous Materials are discovered in the Leased Premises in violation of any applicable Environmental Laws and the presence of the same was caused, in whole or in part, by Tenant, Tenant agrees to undertake, at Tenant’s cost in proportion to the level of Tenant’s responsibility for the presence of such Hazardous Materials all reasonable actions necessary to effect compliance with such applicable Environmental Laws relating thereto.
     8.7 Consequential Damages. Notwithstanding anything stated herein to the contrary, without affecting the rights of either party to recover actual, direct damages, under no circumstances shall the other party be liable for consequential, incidental, indirect, punitive, exemplary or special damages or lost profits (collectively, “Consequential Damages”) resulting from any cause whatsoever, whether arising in contract, warranty, tort (including negligence), strict liability, indemnity or otherwise. It is expressly agreed that no failure by either party to fulfill any condition hereof shall constitute a failure of essential purpose entitling the other party to Consequential Damages. The provisions of the previous sentence shall expressly survive the termination of the Lease.
     8.8 Landlord Restrictions. Notwithstanding anything stated herein to the contrary, Landlord hereby acknowledges that Tenant is leasing the entirety of the Project, subject only to the 200 Space Grant (defined below) and the 53 Space Grant (defined below). During the Term Landlord shall not, except consistent with providing the services required by Section 3.1 of this Lease and/or in accordance with the approved Operating Expense Budget: (i) enter into any agreement or permit any other user to use or occupy any portion of the Project, including, without limitation, any undeveloped portion of the Project, unless consented to by Tenant, such consent to be in Tenant’s sole discretion, (ii) temporarily or permanently change the location of, close, block or otherwise alter any entrances, corridors, doorways or walkways leading to or providing access to the Building, Garage or any other portion of the Project, except to the extent required by law, or as consented to by Tenant, such consent to be in Tenant’s reasonable discretion, or (iii) change, improve, remodel, add additional floors to or otherwise alter or change the configuration of any portion of the Project, unless consented to by Tenant, such consent to be in Tenant’s sole discretion. Tenant hereby acknowledges that, according to information provided by the Landlord, (i) Landlord has granted the former tenant of the Project the right to use no more than 200 parking spaces in the Garage (“200 Space Grant”) until February 15, 2008 (“200 Space Expiration Date”) and (ii) no more than fifty-three (53) parking spaces located at the Project are subject to previous rights granted to the owner of the 7.807 acre tract adjacent to the north boundary of the Project pursuant to that certain First Amendment to Easement Agreement by and between KERR-McGEE Oil and Gas Corporation and BBV Northchase L.P. dated as of July 5, 2002 filed under Clerk’s File Number V968770, Film Code 554-54-8214 of the Official Public Records of Harris County, Texas (“53 Space Grant”) until no later than October 20, 2008 (being 240 days following the termination of the existing lease at the Building plus five (5) days for notice receipt purposes) (“53 Space Expiration Date”). Landlord shall use its best efforts to terminate the rights pursuant to the 53 Space Grant as soon as practicable and agrees to send such notice pursuant to the First Amendment to Easement Agreement referenced above within five (5) days following the Commencement Date hereof and agrees to use its best efforts to obtain the acknowledgment from the beneficiary of the 53 Space Grant that it has no further rights to the 53 Space Grant. In the event that the rights pursuant to the 53 Space Grant are not terminated on or before the 53 Space Expiration Date, and the beneficiary of the 53 Space Grant asserts rights to park thereunder, Tenant shall automatically receive a $500 per day credit against the next installment of Base Rent for each day a party, other than an Authorized Occupant (defined below), following notice to Landlord and the expiration of forty-eight (48) hours following said notice, actually parks on the Project pursuant to the 53 Space Grant. As used herein, “Authorized Occupant” shall mean Tenant or its officers, partners, agents, contractors, customers, employees, invitees, licensees, servants or visitors). Additionally, Landlord agrees to indemnify, defend and hold harmless Tenant, its agents, contractors, customers, employees, invitees, licensees, servants or visitors from all Losses resulting from the use of Project or any portion thereof by (i) any party pursuant to the 200 Space Grant, (ii) any party pursuant to the 53 Space Grant, and (iii) any other entity or person (other than an Authorized Occupant) who exercises rights or purported rights pursuant to a claim that it has been granted said rights by Landlord or a predecessor-in-title to Landlord (i.e., such entity or person claims a right to park pursuant to an alleged agreement as opposed to a trespasser with no claim to a right to park in such spaces). Landlord hereby covenants and agrees that, without Tenant’s prior written consent which may be withheld in its sole discretion, Landlord shall not pursue any efforts that would permit the Helistop located at the Project be used or operated as a helistop or otherwise permit the Helistop to be licensed or otherwise approved for operations by any authority pursuant to Applicable Laws, helipad or any other use related thereto pursuant to the Helistop Use Agreement dated May 5, 1989 filed under Clerk’s File Number M149385 of the Official Public Records of Harris County, Texas or otherwise. Landlord agrees that it will not extend the 200 Space Grant beyond the 200 Space Expiration Date.

     8.9 Other Appurtenances. Notwithstanding anything stated herein to the contrary, Tenant shall have the right to use the Building telephone closets, storage areas, shafts, flues, vents, vertical pipe shafts, vertical ducts and/or conduits between the Leased Premises and other parts of the Project, and the riser space that is located on and between the floors of the Leased Premises, for the installation and maintenance of conduits, sleeving, cables, ducts, flues, pipes and other devices, supplementary HVAC and other facilities reasonably consistent with Tenant’s use of the Leased Premises and other portions of the Project, at no additional rental to Tenant. All Tenant work shall comply with all applicable local building codes.
     8.10 Special Tenant Improvements. Subject in all cases to the provisions of Section 5.1.2, Tenant shall have the right to incorporate special tenant improvements (in the way of improvements and/or upgrades) into the Project and the Leased Premises, including but not limited to, interconnecting stairwells (subject to applicable code and with the obligation to remove or restore unless pursuant to Section 5.1.3 Landlord has agreed otherwise), facilities for computers, back-up generators, separate, self-contained air conditioning systems (including rooftop equipment for same), conference and meeting room facilities, dining rooms and lunchrooms (including kitchens in support thereof), exercise/health, day care, training and medical facilities, vertical mail system, telephone equipment rooms, fiber optics, high-ceiling areas, other special facilities incidental to Tenant’s office operations, provided same shall be compatible with Landlord’s base building systems and access control equipment (including, without limitation, parking gates, operators, traffic control arms, automated gate operators, electronic locks, and card readers) to control access to and from the Project, including, without limitation, the Garage, Building and surface parking areas). Such special improvements shall be furnished and installed at Tenant’s sole cost and expense.
     8.11 Telecommunications Provider. During the Term, Landlord hereby agrees to provide, at no cost, any telecommunication provider selected by Tenant, reasonable access to the Building and hereby grants such providers access and the use of the Building shafts, conduits, risers and other interfloor connections for the installation of cabling and other equipment, at no cost.
     8.12 Utility Provider. Tenant acknowledges that Landlord has an existing utility contract with a term of April 30, 2009 (“Existing Utility Contract”). In the event Tenant elects to exercise the following rights, Tenant shall be responsible for any termination fees or costs of Landlord with respect to Landlord’s Existing Utility Contract. Upon sixty (60) days prior written notice to Landlord, Tenant shall have the right to enter into a direct contract with any provider or supplier of electricity to serve the entire Project. In such event, following such sixty (60) day period, Tenant shall not be obligated to pay any amounts attributable to the supply of electricity pursuant to the Operating Expenses to the extent such direct contract pays all electrical expenses of the Project.
IX
     9.1 Notices. All notices, demands, requests, consents and approvals which may or are required to be given by either party to the other under this Lease shall be in writing and shall be deemed given, delivered and received either (a) when hand delivered (including delivery by a delivery service providing a receipt therefor) or when received pursuant to any delivery by telex, telefax, telecopier, telegram or overnight mail service, or (b) the third (3rd) business day following the date deposited in the United States mail, certified or registered, postage prepaid, in either case addressed as follows:

     (a) If to Tenant:
Exterran Energy Solutions, L.P.
12001 North Houston Rosslyn Road
Houston, Texas 77086
Attention: Director of Real Estate
Facsimile: (281) 854-3067
     and to:
Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002
Attention: Aaron P. Roffwarg
Facsimile: (713) 221-2184
     and to:
The Staubach Company
One Riverway, Suite 2500
Houston, TX 77056
Attention: Dan Bellow, President
Facsimile: (713) 888-4040
     (b) If to Landlord:
RFP Lincoln Greenspoint LLC
c/o Lincoln Property Company
263 N. Sam Houston Parkway E.
Suite 110
Houston, Texas 77060
Facsimile: (281) 873-2234
     With a copy to:
Gardere Wynne Sewell LLP
1000 Louisiana, Suite 3400
Houston, Texas 77002-5007
Attention: Robert W. Bramlette
Facsimile: (713) 276-6718
     And:
LPC – DC
101 Constitution Ave, NW
Suite 600 East
Washington, DC 20001
Attention: Frank Cofer
Facsimile: (202) 898-5787
          and (202) 898-2001

     For Rental Payment:
RFP Lincoln Greenspoint LLC
c/o Lincoln Property Company
263 N. Sam Houston Parkway E.
Suite 110
Houston, Texas 77060
Facsimile: (281) 873-2234
Either party may, from time to time, change the address at which such written notices, exercises of options or elections, communications, requests, or other documents or demands are to be delivered, by giving the other party written notice of such changed address.
     9.2 Miscellaneous.
     9.2.1 Successors and Assigns. This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord and shall be binding upon and inure to the benefit of Tenant, its successors and its permitted assigns.
     9.2.2 Gender, Plurals. The pronouns of any gender shall include the other gender and either the singular or the plural shall include the other.
     9.2.3 Remedies Cumulative. All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law; and this Lease is declared to be a Texas contract and all of the terms thereof shall be construed according to the laws of the State of Texas, without regard to the conflicts of laws principles of such State that would require the application of the laws of a jurisdiction other than such State.
     9.2.4 Amendments. This Lease may not be altered, changed or amended, except by an instrument in writing executed by all parties hereto. Further, the terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party is the “Landlord” or the “Tenant” hereunder or such party or its counsel is the draftsman of this Lease.
     9.2.5 Exhibits. The terms and provisions of Exhibits A through I, inclusive, attached hereto are hereby made a part hereof for all purposes.
     9.2.6 Authorization. Each party represents and warrants that all consents or approvals required of third parties (including but not limited to, its Board of Directors or partners) for the execution, delivery and performance of this Lease have been obtained and that each party has the right and authority to enter into and perform its covenants contained in this Lease.
     9.2.7 Reasonable Efforts. Whenever in this Lease there is imposed upon either party the obligation to use its best efforts, reasonable efforts or diligence, such party shall be required to do so only to the extent the same is economically feasible and otherwise will not impose upon such party excessive financial or other burdens.
     9.2.8 Invalidity. If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.
     9.2.9 Days. All references to days in this Lease and any exhibits or riders hereto mean calendar days, not working or business days, unless otherwise stated.
     9.2.10 Captions. Captions and headings herein are for Landlord’s and Tenant’s convenience only and neither limit nor amplify the provisions of this Lease.
     9.2.11 Time of Essence. Time is of the essence of this Lease.
     9.3 Landlord’s Mortgagee.
     9.3.1 Subordination. This Lease shall be subject and subordinate to all mortgages, deeds of trust and related security instruments which may now or hereafter encumber the Project and to all renewals, modifications, consolidations, replacements and extensions thereof and to each advance made or hereafter to be made thereunder provided Tenant has received from the holder thereof an agreement that Tenant will not be disturbed in its possession of the Leased Premises, or have its rights under the Lease modified or terminated, except pursuant to the terms of this Lease, in substantially the form attached hereto as Exhibit I. In the event of the enforcement by the trustee or the beneficiary under any such mortgage or deed of trust of the remedies provided for by law or by any such mortgage or deed of trust, Tenant will, upon request of any person or party succeeding to the interest of said trustee or beneficiary as a result of such enforcement (and subject to the aforesaid recognition of Tenant’s rights under the Lease), automatically become the tenant of, and attorn to, such successor in interest without change in the terms or provisions of this Lease; provided, however, that such successor in interest shall not be bound by:
(i)	any payment of Rent for more than one month in advance except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease; or

(ii)	any amendment or modification of this Lease made without the written consent of such trustee or such beneficiary or such successor in interest. Upon request by such successor in interest, Tenant shall execute and deliver an instrument or instruments confirming the attornment herein provided for.
     9.4 Estoppel Certificate or Three-Party Agreement. At either party’s request, the other party will execute within ten (10) business days of receipt, either an estoppel certificate or a three-party agreement among Landlord, Tenant and any third party dealing with Landlord or Tenant certifying to such facts (if true) and agreeing to such notice provisions and other matters as such third party may reasonably require in connection with the business dealings of Landlord or Tenant and such third party.
     9.5 Tenant Financial Information.
     9.5.1 Public Financial Statements. (i) Within thirty (30) days after the same is required to be filed with the SEC or any successor agency (but in any event within ninety (90) days of the end of each fiscal year of Exterran Holdings, Inc.), a copy of each annual report and any amendment to a report filed with the SEC or any successor agency pursuant to Section 13 or 15(d) of the Exchange Act (currently Form 10-K), as the same may be amended from time to time, and (ii) within thirty (30) days after the same is required to be filed with the SEC or any successor agency (but in any event within sixty (60) days after the end of each of the first three fiscal quarters of the Tenant), a copy of each quarterly report and any amendment to any quarterly report filed with the SEC or any successor agency pursuant to Section 13 or 15(d) of the Exchange Act (currently Form 10-Q), as the same may be amended, from time to time; provided, however, that the Tenant shall be deemed to have furnished the information required by this Section 9.5.1 if the Tenant shall have timely made the same available on “EDGAR” and/or on its home page on the worldwide web (at the date of this Agreement located at http://www.exterran.com); provided, further, however, that if the Landlord is unable to access “EDGAR” or the Landlord’s home page on the worldwide web, the Tenant agrees to provide the Landlord with paper copies of the information required to be furnished pursuant to this Section 9.5.1 promptly following notice from the Landlord; and
     9.5.2 Consolidating Financials. Upon Landlord’s written request, within the time period required for the delivery of the financial statements required by Section 9.5.1, the Tenant shall deliver consolidating income statement and balance sheet with respect to the Tenant (irrespective of whether or not Tenant is required to make the public filings described in Section 9.5.1 above).
     9.6 Brokers. Landlord shall pay all brokerage fees and commissions earned by The Staubach Company (“Agent”) pursuant to the separate agreement between Landlord and Agent with respect to the same. Landlord and Tenant represent each to the other that there is no other broker or agent involved in this transaction for which the other party would be responsible to pay a fee or commission. Except for the payment to be made by Landlord to the Agent, each party shall indemnify and hold the other harmless against any party claiming under the indemnifying party for any fee or commission, including, without limitation, reasonable attorneys’ fees and court costs in connection with this Lease based upon a claim that it dealt with the indemnifying party.
     9.7 Entire Agreement, Representations, Etc. This Lease contains the entire agreement of the parties pertaining to the subject matter hereof and supersedes all other prior and contemporaneous agreements and understandings, both oral and written, of the parties in connection therewith. No other written or oral promises or representations have been made and none have been relied upon, and none shall be binding. Landlord’s agents do not and will not have authority to (a) make exceptions, changes or amendments to this Lease or factual representations not expressly contained in this Lease, (b) waive any right, requirement, or provision of this Lease, or (c) release Tenant from all or part of this Lease, unless such action is in writing. Tenant will make no claim on account of any representation whatsoever, whether made by a renting agent, broker, officer or other representative of Landlord or which may be contained in any circular, prospectus or advertisement relating to the Leased Premises or the Project, or otherwise, unless the same is specifically set forth in this Lease. The parties executing this Lease expressly warrant and represent that, before executing this Lease, said parties have fully informed themselves of its terms, contents, conditions and effects, that in executing this Lease, the parties hereto have had the benefit of advice of attorneys of their own choosing, and that no promise or representation of any kind has been made to any parties hereto or anyone acting for any parties hereto, except as is expressly stated in this Lease. The parties executing this Lease have relied solely and completely upon their own judgment and the advice of their own attorneys in entering into this Lease.
     9.8 Waiver of Consumer Right Under DTPA. As a material consideration for Landlord’s entering into this Lease, Tenant acknowledges and agrees as follows:
     TENANT HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, TENANT VOLUNTARILY CONSENT TO THIS WAIVER.
     9.9 Waiver of Rights Under Section 93.012 of the Texas Property Code. Landlord and Tenant are knowledgeable and experienced in commercial transactions and hereby agree that the provisions of this Lease for determining charges, amounts, Additional Rent payable by Tenant (including, without limitation, payments under Section 2.3 and 2.4 of this Lease) are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges. ACCORDINGLY, TENANT VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS OF TENANT UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE AS SUCH SECTION NOW EXISTS OR AS MAY BE HEREAFTER AMENDED OR SUCCEEDED.
[End of page]

     The parties hereto have executed this Lease as of the 24 th day of August, 2007. This Lease may be executed in multiple counterparts, all of which when taken together shall constitute one and the same instrument.

LANDLORD:

RFP Lincoln Greenspoint, LLC,
a Massachusetts limited liability company,
Lincoln — Greenspoint LLC, a Delaware limited liability company

By:	Lincoln Non-Member Manager, Inc.,
a Texas corporation, its Manager

By:	/s/ W. Frank Cofer

Name: W. Frank Cofer
Title: Vice President

TENANT:

EXTERRAN ENERGY SOLUTIONS, L.P., a Delaware limited partnership

By:	Hanover Compression General Holdings LLC, a Delaware limited liability company, its General Partner

By: /s/ Stephen A. Snider
Stephen A. Snider
President
[Signature Page to Office Lease Agreement]

EXHIBIT A
LAND
TRACT I — FEE SIMPLE
BEING a 3.125 acre tract of land in the Pierce Sullivan Survey, Abstract No. 749, City of Houston, Harris County, Texas, being all of a 3.125 acre tract of land described in a deed filed for record under Harris County Clerk’s File Number S840337, same being all of that same 3.1248 acre tract described in a deed recorded under Harris County Clerk’s File No. M149382, which is out of a 9.7257 acre tract described in a deed recorded under the Harris County Clerk’s File No. F908820, which is part of Restricted Reserve “H” as shown on the plat of Greenspoint Subdivision, Section One recorded in Volume 258, Page 83 of the Harris County Map Records, said 3.125 acre tract being more particularly described by metes and bounds as follows:
COMMENCING at a 5/8-inch iron rod found in the northerly right-of-way line of Sam Houston Parkway, also know as Beltway 8 and as North Belt, for the most easterly cut-back corner on the northeast corner of the intersection of Sam Houston Parkway with Northchase Drive;
THENCE N 37° 22' 25" W, 14.28 feet along a cut-back line to a 5/8-inch iron rod found for a cut-back corner in the easterly right-of-way line of Northchase Drive;
THENCE in a northerly direction 337.23 feet along the easterly right-of-way line of Northchase Drive (100 feet of R.O.W.), along the westerly boundary of said Reserve “H”, along the westerly line of a 4.435 acre tract described in a deed recorded under the Harris County Clerk’s File No. S840337 and the following arc of a curve to the left having a radius of 850.00, a central angle of 22° 43' 54" and a chord which bears N 04° 38' 49" W, 335.02 feet to a 5/8-inch iron rod found for the northwest corner of said 4.435 acre tract and the POINT OF BEGINNING of the tract described herein;
THENCE in a northerly direction, 205.73 feet along the easterly right-of-way of Northchase Drive, along the westerly boundary of said Reserve “H”, along the westerly boundary of said 3.125 acre tract and following the arc of a curve to the left having a radius of 850.00 feet, a central angle 13°52'03" and a chord which bears N 22°56'51" W, 205.23 feet to a 5/8-inch iron rod found for corner;
THENCE N 42° 24' 44" E, 103.22 feet along the northwesterly line of said 3.125 acre tract to a 1/2-inch iron rod found for corner;
THENCE N 87° 24' 44" E, 245.37 feet along a northerly line of said 3.125 acre tract to a 1/2-inch iron rod found for corner;
THENCE N 02° 35' 16" W, 5.61 feet along a westerly line of said 3.125 acre tract to a 1/2-inch iron rod found for corner;
THENCE N 87° 24' 44" E, 242.67 feet along a northerly line of said 3.125 acre tract to a 1/2-inch iron rod found for corner in the west line of a 6.886 acre tract described in a deed recorded under the Harris County Clerk’s File No. R211967;
THENCE S 02° 35' 16" E, a total distance of 246.00 feet along the east line of said Reserve “H”, along the east line of said 3.125 acre tract, along the west line of said 6.886 acre tract, along the west line of a

0.1090 acre tract described in a quit claim deed recorded under Harris County Clerk’s File No. F841668 and along the west line of Reserve “C” as shown on the plat of Greenbriar Place recorded in Volume 292, Page 62 of the Harris County Map Records, passing at a distance of 57.10 feet to a 5/8-inch iron rod found for the southwest corner of said 6.886 acre tract, same being the northwest corner of Reserve “D” of said Greenbriar Place, continuing along the east line of said 0.6306 acre tract to a 5/8-inch iron rod found for the northeast corner of said 4.4353 acre tract;
THENCE S 87° 24' 44" W, 150.00 feet along a common line of said 4.4353 acre tract and said 3.125 acre tract to an “X” found on concrete for corner;
THENCE S 02° 35' 16" E, 25.00 feet along a common line of said 4.4353 acre tract and said 3.125 acre tract to a “X” found on concrete for corner;
THENCE S 87° 24' 44" W, 339.62 feet along a common line of said 4.4353 acre tract and said 3.125 to the POINT OF BEGINNING and containing 3.125 acres of land.
TRACT II
Non-exclusive easements as contained in Easement Agreement dated May 5, 1989, filed May 8, 1989, by and between Basil Georges and Two Greenspoint Place Limited Partnership under Clerk’s File No. M149383 and amended under Clerk’s File No. V968770, both of the Real Property Records of Harris County, Texas.
TRACT III
Being a 4.435 acre tract of land in the Pierce Sullivan Survey, Abstract No. 749, Harris County, Texas, being all of that same 4.435 acre tract of land described in a deed filed for record under Harris County Clerk’s File Number S840337, same being all of a called 4.4353 acre tract described in a deed recorded under the Harris County Clerk’s File No. F284097 which is part of Restricted Reserve “H” as shown on the plat of Greenspoint Subdivision, Section One recorded in Volume 258, Page 83 of the Harris County Map Records, said 4.435 acre tract being more particularly described by metes and bounds as follows:
BEGINNING at a 5/8-inch iron rod found in the Northerly right-of-way line of Sam Houston Parkway, also known as Beltway 8 and as North Belt, for the most easterly cut-back corner on the northeast corner of the intersection of Sam Houston Parkway with Northchase Drive;
THENCE N 37° 22' 25" W, 14.28 feet along a cut-back line to a 5/8-inch iron rod set for a cut-back corner in the easterly right-of-way line of Northchase Drive;
THENCE in a northerly direction, 337.23 feet along the easterly right-of-way line of Northchase Drive, along the westerly boundary of said Reserve “H”, along the westerly line of said 4.4353 acre tract and following the arc of a curve to the left having a radius of 850.00 feet, a central angle of 22° 43' 54" and a chord which bears N 04° 38' 49" W, 335.03 feet to a 5/8-inch iron rod found for the northwest corner of said 4.435 acre tract, same being the southwest corner of a 3.125 acre tract described in deed recorded under Harris County Clerk’s File No. S840337;

THENCE 87° 24' 44" E, 339.62 feet along a southerly line of said 3.125 acre tract and along a north line of said 4.4353 acre tract to an “X” found in concrete for corner;
THENCE N 02° 35' 16" W, 25.00 feet along an easterly line of said 3.125 acre tract and along a westerly line of said 4.435 acre tract to a 5/8-inch iron rod found for corner;
THENCE N 87° 24' 44" E, 150.00 feet along a southerly line of said 3.125 acre tract and along a northerly line of said 4.435 acre tract to a 5/8-inch iron rod found in the east line of said Reserve “H” for the northeast corner of said 4.435 acre tract and being in the west line of Reserve “D” of Greenbrier Place of which a plat is recorded in Volume 292, Page 63 of the Harris County Map Records and being in the west line of a 0.1090 acre tract described in a quit claim deed recorded under the Harris County Clerk’s File No. F841668;
THENCE S 02° 35' 16" E, 490.00 feet along the east line of said Reserve “H”, along the west line of said Reserve “D” and along the west line of said 0.1090 acre tract to a 5/8-inch iron rod found for the southeast corner of said 4.435 acre tract, for the common south corner of said Reserve “H” and said Reserve “D”, and being in the northerly right-of-way line of Sam Houston Parkway;
THENCE N 72° 16' 25" W, 102.85 feet along the northerly right-of-way line of Sam Houston Parkway (as described in a deed recorded in Volume 6706, Page 75 of the Harris County Deed Records) and along the southerly line of said Reserve “H” to a 5/8-inch iron rod set for the point of curvature of a curve to the left;
THENCE in a westerly direction 381.54 feet continuing along the northerly right-of-way line of Sam Houston Parkway, along the southerly boundary of said Reserve “H” and following the arc of said curve to the left having a radius of 4002.11 feet, a central angle of 05° 27' 44" and a chord which bears N 79° 00' 17" W, 381.39 feet to the POINT OF BEGINNING and containing 4.435 acres of land.
AND BEING the same property shown on those certain surveys prepared by Brown & Gay Engineers, Inc., certified by Paul A. Jurica, Jr. and Alan M. McLain, Job Nos. LPC02-T1 and LPC02, dated 12/1997, last revised December 22, 2006 and January 11, 2007, respectively.

EXHIBIT B
FLOOR PLANS
[See Attached]

EXHIBIT B

BELCHASE
1st. FLOOR

Effective: 4/26/2007

1010
1012
1016
1018
1020
1022
1024
1026
1008
1015 Work Room
1017
Files & Storage
1019
Copy
1028
1030
1032
1034
1036
1038
1040
1042
1044
1046
1120
1121
1122 Jeff Pan
1124
1126
1128
1130
1132
1134
1136
1138
1140
1142
1144 John Jordon
1146 Lloyd Warner
1148 Doug Hazlett
1150 Floyd Red
1152
1154
1153
1007 Conference Room Sharon Boyd
1006
1004
1002
1001 Break Room
1055 Conference Room
1033 Files
1100 IDF
1101
1102
1103
1104
1123A
1123B
1125
1116
1115 Conference Room
1114 Kitchen
1112 Printing Room
1131
1137 Work Room
1141 File Room
1111 Vasilaidan Room
1109 File Room
1105 Fiona Kilbride
1106
1107
1054
1052
1050
1051 Harold Hoblocka
1035
1049 Workroom
1047 Files
You are here
* Projection System

EXHIBIT B

BELCHASE
2nd. FLOOR

Effective: 4/26/2007

TO KMG
2017
2018
Priyanka
Johri
2019
2020
Larry
Holcomb
2021
2022
2023
2024
2025
2026
2027
B
2016
2015
2015A
2013
Library
2012
Work
Room
Conference
Room
2011
Kitchen
Fax
Printer
2014
File
Room
Storage
MECHANICAL
Storage
2029
2028
2120
2000
2001
Storage
2002
2003
2005
2006
Conference
Room
2030
2121
2118
Conference
Room
2122
2117A
2101
IDF
2102
2010
2031
2032
2007
2123
File
Room
2116
2124
2103
Tim
Donovan
2009
Copy/Mail
Room
2033
2008
2115
Copy/Mail
2104
You are here
2125
Greg
Jewell
2114
File
Room
2034
2105
Cheryl
Eyring
2126
2127
2113
2035
2040
2106
Conference
Room
File
Room
2039
2128
2107
2108
2109
2149
2036
2148
2129
Storage
2130
2038A
2037
Storage
2131
Drafting
Room
2112
Kitchen
2111
2110
2144
File
Room
2143A
A
2133A
2135
War
Room
2139
2132
2146
2134
2136
2137
2138
2140
Donna
Johnson
2141
2142
2145
* Projection System

EXHIBIT B

BELCHASE
3rd. FLOOR

Effective: 4/26/2007

3005
3006
3007
3008
3017
3018
3026
3027
Tim Fleming
3031
Kris Davis
3032
File Room
3004
3006A
3003
3009
*
Conference Room #1
3014
Kitchen
3019
Video Conference Room
3025
3029
Glenn Fok
3030
3033
3034
3036
3037
3035
Joe Martin
3040
E.V.C.
MECHANICAL
F.H.C.
3114
3115
IDF
3116
3001
Conf. Room
3113
3111
File Room
3117
A–
B–
C–
D–
E–
3112
3118
3010
Alaska
3011
Ed
3012
Terry Thoem
3020
3021
3022
Storage
3038
Jason McClain
3046
3041
Scott Fenton
3119
Copy
3110
3103
3093
3105
3109
Work Room
File Room
3108
3107
3102
3101
3100
3097
You are here
3023
3039
3024
3045
Dan Morrow
3043
3047
3048
Randy Rhodes
3049
3056
Conference Room
3044
3051
3052
John
3057
3053
3096
3078
3077
3076
3091
3092
Kitchen
F.H.C.
3075
MECHANICAL
E.V.C.
Conf. Room #3
3061
3055
Work Room
3054
3074
Drafting/Graphics Work Area
3090
3087
3075
3088
3089
3071
3070
Storage
3064
File Room
3063
3065
IM&T
3086
3085
3084
Work Room
3083
3082
3081
3080
3073
3072
3068
3067
3066
Jim Briggs

* Projection System

EXHIBIT B

GREENSPOINT 1st. FLOOR

1156
1160
1164
Willy Soppenfield
1168
1172
Billy Holtzman
1180
1184
1196
Fitness Center
1150
1165
Storage
1169
Security Fixtures
1176
Storage
N.I.C.
1145
Conf. Room
You Are Here
1200
Pitney-Bowes Mailroom/ Shipping Receiving
1140
Security
1133
1131
Storage
1201
WAITING
N.I.C.
1135
1131
1132
Abraham Oommen
1119
SCADA
1115
Allan Wolfe
Sean McRae
1124
1121
Mechanical
1235
Computer Room
1237
Mechanical
1239
Elec.
1120
1110
1117
1108 C
1108 B
Training Room
1108 A
Training Room
1106
Training Breakout
1102
Kitchen
1245
Employee Lounge
1104
Training Breakout
1100
Storage
1116
H.R.
1112
N
5
10
20
* Projection System

Effective: 4/26/2007

EXHIBIT B

GREENSPOINT
2nd. FLOOR

2156
Drew Bright
2160
Natalie Brandt
2164
Tracy Jefferson
2168
Bobby Schulin
2172
Kenneth Brezpolo
2176
2182
2184
2188
2192
2196
2157
2161
2163
2180
Conference Room
2167
2171
2175
Kitchen
N.I.C.
You Are Here
2183
File / Work Room
2187
File Room
2147
File Room
2201
2203
2205
2200
2206
2222
2223
2225
2226
Claire Bailey
2229
2230
Ventter Tule
2231
File Room
2220
2131
2136
2132
Curtis Austin
2128
Ryan Miller
2124
Mickey Hebert
2120
2123
2108
Gail Wigginfield
2105
File Room
2127
2115
Conference Room
2121
2119
Kimberly Elkins
2117
File Room
2113
Steve Neff
2109
* Conference Room
2103
Copy Room
2259
Kitchen
2101
2261
Don Walker
2236
IDF
2257
Storage
2237
2239
2233
File Room
2251
Conf. Room
2243
2245
2256
2255
Wallwork Foreman
2234
Doug Orr
2238
Geoff Strell
2242
2246
Mike Parker
2116
Gary Mitchell
2112
Grayling Carter
2108
Aaron Davis
2104
Toni Goldy
2100
Harold Pickering
2262
Chuck Young
2258
Tony Gounaris
2254
Butch Wilson
2250
Stan Emmerich
* Projection System
True North
Plan North
0
5
10
20

Effective: 4/26/2007

EXHIBIT B

EXHIBIT B

GREENSPOINT
4th. FLOOR

4156
Doug Lawlor
4160
File Rm.
4164
4168
Nicole Kennedy
4172
Michael Ferfon
4176
4180
4184
4188
Edgar Perez
4192
4196
Frank Young
4152
Christine Buchanon
4148
Byron McDonald
4140
Greg Hebertson
4136
Brad Browning
4132
4128
4124
4120
4161
Conference Room
4135
Conference Room
4151
Work Room
4169
4171
Copy/Mail Room
4173
Kitchen
N.I.C.
You Are Here
4187
Conference Room
4189
Copy Room
4201
4203
4205
4209
4156
4204
4222
4226
4230
4234
4238
4242
4246
4137
4139
4133
Drafting Plotter
4127
Sharon Pierre
4129
Angel Claborn
4131
Work Rm.
4207
Storage Law Files
4223
4227
4229
4121
4123
IM&T Storage
4107
Work Rm.
4125
4105
4115
4113
Conference Room
4111
4109
Conference Room
4103
Copy/Mail Room
4261
Kitchen
4101
4263
4265
I.T.
4259
4237
4233
Marc Russell
Files / Storage
4239
4251
4243
File Rm.
4257
4255
Files, Fax Printer
4249
4116
4112
4108
Meilong Yan
4104
4100
Jay Skinner
4264
Charles Gehling
4258
Denice Knight
4254
4250

* Projection System

N
0 5 10 20
True North
Plan North

Effective 4/26/2007

EXHIBIT B

GREENSPOINT
5th. FLOOR

5156
5160 Barbara Breeding
5164 David Bump
5168 John Cromb
5172 Dennis McDaniel
5176
5180 Jennifer Kelly
5188
5190
5192
5196
5153
5158 File Room
5163
5167
5171
5179 Copy/Mail Room
5175 Kitchen
5185
5187
5197
5148 Pat Walton
5147 Conf. Rm.
5135 Law Library
N.I.C.
You Are Here
5183 Conf. Room
5189 Work Room
5201
5205 Office Supplies
5204
5208 Jim Koening
5144 John Mack
5139 Perry Lemond
5137
5223
5222 Eric Pulpon
5140
5133 Work Room
5129
5125
IDF
5226 Bob Meize
5136 Blake LaGrone
5230
5128 Donald Sparling
5119 Bob Quilzou
5117 IM&T Storage
5110
5109 Conference Room
5235 IDF
5233 HR Training Room
5234
5124
5121
5107 Tim Carroll
5255
5237
5238 Michael Pfister
5120
5257
5239
File Room
5111
5105 Conference Room
5104 File Room
5103 Copy/Mail Room
5261 Kitchen
5251
Files Fax Printer
5242
5115
5102 Carl Wingo
5101
5243
5246 Todd Durbee
5116
5112 Reba Stevens
5108 Steve Bosworth
5100 Nancy Seiler
5262 Josh Nichols
5259 Pat Weaver
5254 Gerald Courville
True North
Plan North
0 5 10 20
* Projection System

Effective: 4/26/2007

EXHIBIT B

GREENSPOINT
6th. FLOOR

6156
6160
6164
Thomas Yong
6168
Abril Dozier
6172
6176
6180
Drew Vosentine
6184
Tony Fluellen
6188
John Snider
6192
Brendon Middleton
6196
6152
6161
6165
6171
6173
Copy/Mail Room
6175
Kitchen
6181
File Room
6191
6200
6141
6148
Conference Room
File Room
N.I.C.
6203
6201
File Room
6204
6145
Office Supplies
Video Conference
6205
6144
Del Wisler
You Are Here
6226
6140
6231
6229
6230
6137
Conf. Room
6237
6233
File Room
6136
6135
6133
6235
6234
6132
6127
6129
6117
6241
IDF
6239
6109
6130
6131
6113
6172
6238
6128
Board Room
6261
Audio / Visual
6242
6124
Admin Work Room
6245
6246
6120
6123
6121
Conference Room
6105
6101
Kitchen
6259
Copy/Mail Room
6251
Conference Room
6247
6116
6108
6104
6100
6258
6254
Admin Work Room
6250
True North
Plan North
0
5
10
20

* Projection System

Effective: 4/26/2007

EXHIBIT C
AIR CONDITIONING AND HEATING SERVICES
     Subject to the provisions of Section 3.1.1 (ii), Landlord will furnish Building standard air conditioning and heating between 7 a.m. and 6 p.m. from Monday through Friday and between 8 a.m. and 12 o’clock noon on Saturdays (the “Building Hours”), all exclusive of Holidays (as defined below), all without charge to Tenant. Upon request of Tenant, made in accordance with the rules and regulations for the Building, Landlord will furnish air conditioning and heating at other times (that is, at times other than the Building Hours) in which event, except as set forth herein or in the Lease, Tenant shall pay the cost of furnishing such services as set forth herein and in the Lease as a portion of Operating Expenses. Landlord agrees to maintain the condition of the Leased Premises during the above-described hours between 71 degrees and 75 degrees at less than 55% relative humidity.
     The following dates shall constitute “Holidays” as said term is used in this Lease:
1.	New Year’s Day

2.	Good Friday

3.	Memorial Day

4.	Independence Day

5.	Labor Day

6.	Thanksgiving Day

7.	Friday following Thanksgiving Day

8.	Christmas Day

9.	Any other holiday recognized and taken by Tenant
     If, in the case of any holiday set forth in 1 through 8 above, a different day shall be observed other than the day set forth above, then that day which constitutes the day observed by national banks in Houston, Texas on account of such holiday shall constitute the holiday under this Lease.
     Notwithstanding anything contained in this Exhibit C, Tenant will have the right to change the Building Hours and Holidays at its sole discretion. Any increases in costs to provide services over and beyond what is described above will be paid by Tenant as a portion of Operating Expenses, and, likewise, any reduction in costs will reduce Operating Expenses. In the event Tenant elects to increase the Building Hours in all or any portion of the Building (which Tenant may elect to do in its sole discretion) above 72 hours per week, Landlord may, upon written notice to Tenant, include an additional charge as a part of Operating Expenses of $.625 per hour per applicable air handler in the portion of the 263 Building being operated in excess of 72 hours per week and $1.25 per hour per air handler in the portion of the Northchase Building being operated in excess of 72 hours per week to represent unusual use of the capital systems of the Project.

C-1

EXHIBIT D
LEASEHOLD IMPROVEMENTS
     The provisions of this Exhibit D shall apply only to work to be done to the Leased Premises pursuant to this Exhibit D.
     All alterations and physical additions related to the Initial Tenant Work to the Leased Premises shall be done at Tenant’s sole cost and expense, except as specifically provided in Article IV of this Exhibit D, and are herein called “Initial Tenant Work”. Capitalized terms used herein that are not defined herein shall have the same meaning given to such terms in the Lease.
ARTICLE I. LANDLORD AND TENANT PRE-CONSTRUCTION OBLIGATIONS
1.	Tenant Space Plan. If Tenant desires to undertake Initial Tenant Work, Tenant will deliver to Landlord a detailed space plan containing the information described in Article V of this Exhibit D together with other relevant information and written instructions relating thereto (said space plan and other information and instructions being herein called the “Tenant Space Plan”).
2.	Landlord Review. Landlord will review the Tenant Space Plan to confirm that the Initial Tenant Work contemplated thereby will not impair the structural, mechanical, electrical or plumbing integrity of the Project. Landlord shall either approve or disapprove the Tenant Space Plan within five (5) business days after the date Landlord receives the Tenant Space Plan. If Landlord does not approve the Tenant Space Plan, Landlord will inform Tenant in writing of its objections and Tenant will revise the same and deliver a corrected version to Landlord for its approval within five (5) business days after the date Tenant receives Landlord’s disapproval notice. The approval and revision process for the revised Tenant Space Plan shall be the same as described in the previous two sentences. Failure of Landlord to respond to Tenant within said five (5) business day period shall be deemed to be Landlord’s approval of said submittal.
3.	Tenant Working Drawings. After the Tenant Space Plan has been approved by Landlord, Tenant shall cause working drawings (the “Tenant Working Drawings”) of the Initial Tenant Work to be prepared and shall deliver the same to Landlord for its approval. The Tenant Working Drawings shall consist of complete sets of plans and specifications, including detailed architectural, structural, mechanical, electrical and plumbing plans for the Initial Tenant Work. The Tenant Working Drawings shall be substantially consistent with the Tenant Space Plan without any material changes. The Tenant Working Drawings shall be prepared at Tenant’s expense by architects and engineers selected by Tenant and reasonably approved by Landlord. The approval process for the Tenant Working Drawings shall be identical to the approval process for the Tenant Space Plan described in paragraph 2 of this Article I.
ARTICLE II. SELECTION OF A CONTRACTOR AND CONSTRUCTION OF INITIAL TENANT WORK
1.	Bid Letting. Tenant shall promptly submit the approved Tenant Working Drawings to one or more of the contractor(s) on Schedule 1 of this Exhibit D selected by Tenant (the “Tenant Contractor(s)”) for pricing. Within ten (10) days of the date Tenant submits the bid proposals to the contractor(s), Tenant shall review the bid proposals and construction schedules received by such date.

2.	Selection of Bid. Tenant agrees to notify Landlord promptly of Tenant’s selection of Tenant’s Contractor.
3.	Tenant Contractor — Construction Coordination.
(a)	Tenant Contractor shall (and its contract shall so provide):
(i)	Comply with all additional rules and regulations relating to construction activities in or on the Project as may be reasonably promulgated from time to time by Landlord or its agents;

(ii)	maintain such insurance in force and effect as may be reasonably requested by Landlord (attached hereto as Schedule 2) or as required by applicable law ; and

(iii)	be responsible for reaching an agreement with Landlord and its agents as to the terms and conditions for all contractor items relating to the conducting of its work, including but not limited to, those matters relating to use of elevators, systems interfacing, use of temporary utilities, storage of materials, access to the Leased Premises and the Project and the return of Building standard as well as other reusable materials.
(b)	Landlord shall have the right to reasonably approve the mechanical, electrical, plumbing, drywall, life safety, and sprinkler subcontractors and engineers to be used by the Tenant Contractor.

(c)	As a condition precedent to Landlord permitting the Tenant Contractor to commence the Initial Tenant Work, Tenant and the Tenant Contractor shall deliver to Landlord such assurances or instruments as may be reasonably requested by Landlord to evidence the Tenant Contractor’s and its subcontractor’s compliance or agreement to comply with the provisions of this paragraph 3.
4.	Tenant Contractor — Hold Harmless. Tenant shall indemnify and hold harmless Landlord, its agents, contractors (including Landlord’s Contractor) and any mortgagee of Landlord from and against any and all losses, damages, costs (including costs of suit and attorneys’ fees), liabilities or causes of action for injury to, or death of, any person, for damage to any property and (to the extent Landlord has made payments for Landlord’s Contribution in accordance with the provisions of Exhibit D, Article IV) for mechanic’s, materialmen’s or other liens or claims arising out of or in connection with the work done by Tenant Contractor (and Tenant Contractor’s subcontractors and sub-subcontractors) under its contract with Tenant.
5.	Tenant Contractor — Mechanic’s and Materialmen’s Liens. Tenant shall require Tenant Contractor to notify in writing all materialmen, contractors, artisans, mechanics, laborers and other parties hereafter contracting with Tenant for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Leased Premises that they must look solely to Tenant for payment for same and shall simultaneously send copies of all such notifications to Landlord for its review. Should any mechanic’s or other liens be filed against any portion of the Project, including the Leased Premises, by reason of Tenant’s or Tenant Contractor’s acts or omissions or because of a claim against Tenant or Tenant Contractor, Tenant shall inform Landlord of such lien immediately and (to the extent Landlord has made payments for Landlord’s Contribution in accordance with the provisions of Exhibit D, Article IV) cause the same to be canceled or discharged of record by bond or otherwise within twenty (20) days after receipt of notice by Tenant. If Tenant fails to cancel or discharge the lien within said twenty (20) day period, and Landlord has made payments for Landlord’s Contribution relative to the costs associated with such lien in accordance with the provisions of Exhibit D, Article IV, Landlord may, at its sole option, cancel or discharge the same and upon Landlord’s demand, Tenant shall promptly reimburse Landlord for all costs (including attorneys’ fees) incurred in canceling or discharging such liens. To the extent Landlord has failed to make payments of Landlord’s Contribution in accordance with the provisions of Exhibit D, Article IV, all liens resulting from such failure shall be the responsibility of Landlord to discharge and Landlord shall be responsible for project related delays and damages that result from such failure to make payments.
6.	Payment of Landlord. Tenant shall pay to Landlord all amounts payable by Tenant pursuant to this Exhibit D within thirty (30) days after Tenant’s receipt from Landlord of an invoice and supporting documentation therefor. Statements or invoices may be rendered by Landlord during the progress of the Initial Tenant Work so as to enable Tenant to pay the Building Contractor, subject to the terms of Article IV, without advancing Landlord’s funds to pay the cost of Initial Tenant Work.
7.	Default. The failure by Tenant to comply with the provisions of paragraphs 4, 5, or 6 of this Article II shall, after the passage of the applicable notice and cure period, constitute a default by Tenant under terms of Section 7.2 of the Lease and Landlord shall have the benefit of all remedies provided for in the Lease.
8.	Change Orders. Tenant may authorize changes in the Initial Tenant Work; provided that any changes must meet the criteria set forth in Article I of this Exhibit D. Tenant shall also be responsible for any delays or additional costs caused by such change orders.
9.	As-Built Plans. Upon completion of the Initial Tenant Work, Tenant shall deliver to Landlord a copy of the as-built plans and specifications for the Initial Tenant Work within thirty (30) days of completing the same. Upon receipt, Landlord will transfer such plans to Landlord’s Master Plans at Tenant’s expense.
ARTICLE III. LEASED PREMISES DELIVERY
1.	Asbestos Survey. Landlord has, at its sole cost and expense, performed a limited Asbestos Survey prior to or upon Lease Execution and deliver a copy of such Survey to Tenant within ten (10) days of Lease Execution. Landlord shall, at its sole cost and expense, remove any Hazardous Substances within the Leased Premises prior to delivery of the space for installations or construction, with respect to Tenant performed work.
2.	Mold Survey. During the life of the Lease, Landlord shall be responsible for the cost and expense of removal of Toxic Mold and mildew, including repair to sheetrock, ceilings, etc., occurring in the building or Leased Premises resulting from water and/or moisture infiltration: 1) through the roof, exterior walls or exterior glass, or 2) from the portion of the sprinkler system, plumbing or HVAC system not installed by Tenant, and all such costs and expenses shall not be reimbursable to Landlord through Operating Expenses or otherwise. During the life of the Lease, Tenant shall be responsible for the cost and expense of removal of Toxic Mold and mildew, including repair to sheetrock, ceilings, etc., occurring in the Leased Premises resulting from water and/or moisture infiltration: 1) caused by Tenant’s modification to the roof, exterior walls or exterior glass, or 2) from plumbing work, sprinkler system work and HVAC system work installed by Tenant.

3.	Initial Construction. The following provisions shall apply during construction of the Initial Tenant Work: (a) no charges shall be borne by Tenant (prior to the Rent Commencement Date) or any contractors for electricity; water; heating; ventilation, air conditioning (including after-hours) and at all times following the Commencement Date, Landlord shall provide access to the Project and the services listed in Sections 3.1.1(i), (ii), (iii), (vi), and (viii) at reasonable levels sufficient for Tenant and its contractors to perform the Initial Tenant Work with air conditioning at comfortable levels; use of elevators; chilled water; or any metered computer floor utilities during construction; (b) contractors shall be allowed to place a forty cubic-yard dumpster in the truck dock area during construction, but such dumpster placement shall not interfere with daily deliveries and truck dock use by Landlord; (c) contractors shall be allowed the dedicated use elevators during the construction period, provided such elevator interiors are protected in a manner reasonably satisfactory to Landlord, (d) there shall be no charge for contractor or subcontractor parking and such parking shall at all times be in areas within the Project in areas designated by Landlord; and (e) there shall be no charge for after-hours contractor or subcontractor access. Throughout the weekend in which Tenant moves into the Leased Premises, Landlord shall provide HVAC services to the Leased Premises at no charge to Tenant.
ARTICLE IV. MONETARY MATTERS
1.	Landlord’s Contribution. Tenant shall be responsible for all costs and expenses incurred in connection with the Initial Tenant Work, including those costs and expenses associated with the preparation of architectural and engineering plans. However, Landlord shall pay for the Initial Tenant Work as follows (“Landlord’s Contribution”): Landlord shall extend to Tenant an allowance of $25.00 per square foot of Net Rentable Area contained within the Leased Premises. Said Landlord’s Contribution is to be used for leasehold improvements, architectural and engineering fees, including cabling for data and telecommunications and/or construction management fees, signage, security, audio/visual equipment and up to $3.00 per foot for relocation costs and furniture purchases. A construction management fee shall be payable to Landlord in the amount of one and one-half percent (1 1/2%). Tenant may employ its own construction management representative at Tenant’s sole cost and expense. All portions of the Landlord’s Contribution other than payments to Tenant Contractor shall be paid by Landlord to Tenant, or at Tenant’s election, to Tenant’s vendors within twenty (20) days after submission by Tenant to Landlord of an invoice, together with supporting documentation therefor.
2.	Payment of Tenant Contractor. Landlord shall pay all billed costs as construction progresses in accordance with item 1 above. However, in no event shall Landlord be required to pay to Tenant Contractor an amount in the aggregate greater than Landlord’s Contribution.
ARTICLE V. MINIMUM INFORMATION REQUIRED OF TENANT WORKING DRAWINGS
     Tenant shall provide to Landlord a Tenant Working Drawings that contains architectural, mechanical, electrical and plumbing plans prepared and stamped by a licensed architect or engineer, as the case may be, indicating:
1.	Location and type of all partitions.

2.	Location and types of all doors indicating hardware and providing a keying schedule.

3.	Location and type of glass partitions, windows, doors and framing.

4.	Location of telephone equipment room accompanied by a signed approval of the telephone company.

5.	Critical dimensions necessary for construction.

6.	Location, circuit number and specifications of all electrical devices, outlets, switches, telephone outlets, etc.

7.	Location and type of all lighting and access control systems.

8.	Location and type of equipment that will require special electrical requirements. Provide manufacturers’ specifications for use and operation.

9.	A load analysis of all electrical devices.

10.	Location, weight per square foot and description of any exceptionally heavy equipment or filing system exceeding 50 psf live load.

11.	Location, type and specifications of the HVAC distribution systems and controls.

12.	Requirements for special air conditioning or ventilation.

13.	Type and color of floor covering.

14.	Location, type and color of wall covering.

15.	Location, type and color of paint and/or finishes.

16.	Location and type of plumbing, including special sprinklering requirements.

17.	Location and type of kitchen equipment.
Details Showing:
1.	All millwork with verified dimensions and dimensions of all equipment to be built-in.

2.	Corridor entrances.

3.	Bracing or support of special walls, glass partitions, etc., if desired. If not included with the Tenant Working Drawings, the Building architect will design, at Tenant’s expense, all support or bracing required.

SCHEDULE 1
TO EXHIBIT D
APPROVED CONTRACTORS
DE Harvey Builders
Spaw Maxwell
JE Dunn
Schedule 1 to Exhibit D

SCHEDULE 2
TO EXHIBIT D
INSURANCE REQUIREMENTS
VENDOR CERTIFICATE OF INSURANCE REQUIREMENTS
16666 Northchase and 263 N. Sam Houston Pkwy
     All vendors, at their cost and expense, shall provide and maintain the following insurance coverage while working at 16666 Northchase and 263 Sam Houston Parkway Buildings managed by Lincoln Property Company. Therefore, please arrange to have your insurance company provide us with a Certificate of Insurance with the following coverage amounts and required Landlord information as shown below:
A.	Worker’s Compensation

Worker’s Compensation and Employers’ Liability Insurance which shall fully comply with the statutory requirements of all state laws as well as federal laws which may be applicable. Employers’ Liability limit shall be $500,000 per accident for bodily injury and $500,000 per employee/aggregate for disease. Tenant Contractor and its underwriter shall waive subrogation against Landlord and Tenant.

B.	General Liability

Commercial General Liability Insurance with a minimum combined single limit of liability of $1,000,000 per occurrence and $2,000,000 aggregate for bodily injury and/or death and/or property damage and/or personal injury. This coverage shall be written on an occurrence basis and shall include products/completed operations coverage, to be maintained for three (3) years following completion and acceptance of Tenant Contractor’s work and shall also include Broad Form Contractual liability specifically covering this Lease.

C.	Automobile Liability

Business Automobile Liability Insurance covering all owned, hired, and non-owned vehicles and equipment used by Tenant Contractor with a minimum combined single limit of liability of $1,000,000 for injury and/or death and/or property damage.

D.	Excess Liability Coverage

Excess coverage with respect to (A) employers’ liability only, (B) and (C) above with a minimum combined single limit of $5,000,000.

E.	Fidelity Bond

Tenant Contractor shall maintain Fidelity Bond or comprehensive crime insurance coverage for the dishonest acts of its employees in a minimum amount of $1,000,000. Landlord and Tenant shall be named as “Loss Payees, As Their Interests May Appear”, on this Fidelity Bond or comprehensive crime insurance policy.
Schedule 2 to Exhibit D

F.	Errors and Omissions Insurance

Any Tenant Contractor providing professional services shall maintain Errors and Omissions insurance covering any damages due to errors and omissions of the Tenant Contractor in a minimum amount of $2,000,000. Such coverage will not be required to be project specific unless Manager deems project specific coverage to be advisable and obtains Landlord’s approval to require such coverage.

G.	Other Coverage

Landlord reserves the right to require, upon Landlord’s request, certain other types of coverage, including but not limited to, payment bonds, performance bonds, or other insurance or bonds as Landlord deems appropriate.
•	As Certificate Holder:
LPC Commercial Services, Inc., as agent for
RFP Lincoln Greenspoint, LLC
263 N. Sam Houston Pkwy., Suite 110
Houston, Texas 77060
•	As Additional Insured:
LPC Commercial Services, Inc., as agent for
RFP Lincoln Greenspoint, LLC
263 N. Sam Houston Pkwy., Suite 110
Houston, Texas 77060
Schedule 2 to Exhibit D

EXHIBIT E
BUILDING MOUNTED SIGNAGE SPECS
     Freestanding non-retail, office buildings located within 600’ of the Sam Houston Tollway with a height of forty-eight feet (48’) or greater shall have the option of wall mounted identification for a building occupant. The size of the signage shall not exceed the lesser of (a) forty-eight inches (48”) in height and thirty linear feet (30’) in length from right to left (provided the total length of the sign does not exceed twenty-five percent (25%) of the total horizontal dimension of the building) or (b) one percent (1%) of the total square footage of the façade that the sign will be attached to. Size must also be aesthetically proportional to the building size as determined at the sole discretion of the ARC (as defined in Section 3.3). Such façade must face the Sam Houston Tollway. Preferred placement of logos is on a monument sign, but may be allowed on the building facade. Logo size must be proportional and color compatible to the building and is subject to approval by the ARC. No vision glass is to be obstructed by any signage or logos.
     Painted acrylic, back-lit letters, or individually mounted channel letters, with or without interior neon tube illumination and only made with non-ferrous metal, is allowable. Channel letters must have Plexiglas facings a minimum of 3/16 inch thick. Color of Plexiglas is subject to approval by the ARC; color of return to match building. Exposed fluorescent or neon lighting, fastenings and wiring are not permitted.
     No lettering shall be mounted above the building line. A complete wall elevation, including dimensions, material and mounting specifications and color samples, must be approved by the ARC prior to fabrication and installation of any graphics.
     The building owner agrees that any wall mounted identification mounted on the building shall be maintained in good repair and working condition at all times and shall be promptly removed when the tenant vacates the building.

E-1

EXHIBIT F
RENEWAL OPTION
     Landlord agrees that as long as Tenant is not in monetary default under the terms of the Lease beyond any applicable notice and cure period, Tenant shall have the option to renew the Term of this Lease for either a renewal term of ten (10) years or a renewal term of five (5) years, at Tenant’s option (“Renewal Term”), to commence at the expiration of the initial Term of the Lease and to expire on the fifth (5th) anniversary or tenth (10th) anniversary thereof, as applicable. In the event Tenant elects to renew for a term of five (5) years, Tenant shall have the right to renew this Lease for additional five (5) years at the end of the initial renewal Term of this Lease. Tenant shall exercise its option to renew the Term of the Lease by delivering written notice of such election specifying whether Tenant elects to renew the term of the Lease for five (5) years or ten (10) years, to Landlord at least twelve (12) months prior to the expiration of the initial Term. Except as set forth in the next paragraph, Tenant’s exercise of such option shall be irrevocable. Any such renewal shall be upon the same terms and conditions of the Lease as it may have been amended, except (a) the Base Rental during the Renewal Term shall be at the prevailing Market Base Rental Rate at the beginning of the applicable Renewal Term, and (b) the exercise of any renewal option if at all, shall be as to all of the Leased Premises, and there shall be no right to exercise a renewal option for less than all of the Leased Premises. Notwithstanding anything contained in this Exhibit F to the contrary, all rights provided to Tenant in this Lease, including but not limited to, renewal rights, signage rights and other similar rights are assignable to any assignee.
     As used in this Lease, the term “Market Base Rental Rate” shall mean the rate charged for space of comparable size and condition in comparable class buildings in the Greenspoint Area, for the date such determination is being made, taking into consideration (but not limited to) the location, quality and age of the building, term of length of lease, floor level, parking charges and/or concessions, quality and condition of leasehold improvements to be provided (in addition to, but not including, those contained within the Leased Premises at the time of determination), rental abatements, lease takeover/assumptions, moving expenses, construction allowances and other concessions, extent of service to be provided, distinction between “gross” and “net” lease, base year or amount allowed by Landlord for payment of building operating expenses (expense stop) the absence of any lost rental period if the term of the Lease is renewed, creditworthiness and size in terms of total square footage leased, the time the particular rental rate under consideration became or is to become effective, and any other relevant term or condition.
     Upon Landlord’s receipt of written notification from Tenant of Tenant’s exercise of its Renewal Term option, Landlord shall deliver to Tenant Landlord’s interpretation of the then prevailing Market Base Rental Rate for the Leased Premises for the Renewal Term. Should Tenant and Landlord be unable to mutually agree upon the Market Base Rental Rate for the Leased Premises for the Renewal Term within sixty (60) days after Tenant’s receipt of Landlord’s interpretation of the Market Base Rental Rate, then Tenant shall have the right to either (i) rescind the exercise of the Renewal Term Option, in which event the Lease shall terminate at the end of the initial Term, or (ii) request that the Market Base Rental Rate for the Leased Premises for the Renewal Term be determined pursuant to the procedure set forth in the following paragraph.
     Landlord and Tenant shall promptly attempt to agree upon an arbitrator meeting the qualifications hereinafter set forth (the “Arbitrator”). The Arbitrator selected shall be a licensed real estate broker, with not less than ten (10) years experience in negotiating office leases in the Houston Suburban Office Market who shall not be with a firm or personally represent exclusively either tenants or landlords. As a condition to selection, the Arbitrator must also have negotiated at least one (1) major office lease (50,000 square feet or more) in the location of Houston Suburban Office Market during the twelve (12) months

F-1

preceding his or her selection as the Arbitrator. The Arbitrator selected shall determine the Market Base Rental Rate by selecting Landlord’s or Tenant’s proposed rental rate, whichever in the Arbitrator’s judgment most closely resembles the prevailing Market Base Rental Rate. If Landlord and Tenant are unable to agree upon the Arbitrator within fifteen (15) days after submission of the determination to arbitration, then the Arbitrator shall be selected by the managing officer of the local office of the American Arbitration Association, but if such officer fails to act within ten (10) days, then the Arbitrator shall be selected by the Chief Judge of the United States District Court for the Southern District of Texas, Houston Division, acting in such judge’s individual, and not judicial, capacity. The determination of the Arbitrator shall be final and binding on Landlord and Tenant. Until the Market Base Rental Rate has been finally determined, Tenant shall pay Base Rental based upon Landlord’s good faith determination thereof, and an appropriate refund shall be made to or by Tenant within ten (10) days after a final determination of the Market Base Rental Rate is made. The fees and expenses of the Arbitrator and all other expenses, if any, incurred in connection with arbitration of the Market Base Rental Rate shall be borne equally by Landlord and Tenant.

F-2

EXHIBIT G
SUBLESSEE NON-DISTURBANCE AGREEMENT
NON-DISTURBANCE AGREEMENT
BETWEEN
                                         (FEE OWNER)
AND SUBTENANT
     THIS AGREEMENT (the “Agreement”) made the ___ day of                     . 200_, between                     , hereinafter referred to as “Prime Landlord,” and                     ,                      a                      having an office at                       hereinafter referred to as “Subtenant,”
WITNESSETH:
     WHEREAS, Prime Landlord is the owner of leased premises located at                     , Houston, Texas, more particularly shown on the Site Plan attached as Exhibit A (“Leased Premises”) which Leased Premises are subject to a certain lease (hereinafter referred to as the “Prime Lease”) dated ______ ___, 200___ made to                     , as Tenant, hereinafter sometimes referred to as “Sublessor”; and
     Sublessor, as lessor, and Subtenant, as lessee, are about to enter into a sublease of part of said Leased Premises, a copy of which is attached hereto as Exhibit B, hereinafter referred to as the “Sublease”; and
     The parties hereto desire to assure Subtenant’s possession of the Leased Premises to be sublet under the said sublease upon the terms and conditions therein mentioned, irrespective of a termination of the Prime Lease;
     NOW, THEREFORE, in consideration of the covenants hereinafter set forth, the parties hereto hereby covenant and agree as follows:
     1. Prime Landlord consents to the execution and delivery of the Sublease in the form annexed as Exhibit B.
     2. (A) If the current term of the Prime Lease, or any renewal thereof, shall terminate before the expiration of the term of the Sublease, as the Sublease may be renewed in accordance with the terms thereof, for any reason other than condemnation, fire or other damage, the Sublease, if then in existence, shall continue as a lease between Prime Landlord as lessor, and Subtenant, as lessee, with the same force and effect as if Prime Landlord, as lessor, and Subtenant, as lessee, had entered into a lease as of the date of the termination of the Prime Lease, containing the same terms, covenants and conditions as those contained in the Prime Lease (other than the description of the subleased premises which shall mean the premises leased pursuant to the Sublease), including the rights of renewal thereof, for a term equal to the unexpired term of the Sublease.
     (B) The rights under this paragraph 2 shall inure to the benefit of only the Subtenant herein named and shall not pass to any assignee of the Sublease or any other party.

     (C) Any option which shall be or become vested in Subtenant to cancel the Sublease, because of default of Prime Tenant, shall be ineffective unless Subtenant shall give Prime Landlord notice thereof, and Prime Landlord shall fail to cure such default within the time and in the manner Prime Tenant would have been authorized to do had Prime Tenant simultaneously received such notice. The provisions of this paragraph shall apply to any default occurring before or after the lease goes into effect.
     3. From and after such termination of the Prime Lease:
     (A) Subtenant will attorn to Prime Landlord, and Prime Landlord will accept such attornment.
     (B) Prime Landlord will have the same remedies by entry, action or otherwise for the nonperformance of any agreement contained in the Sublease for the recovery of rent, for the commission of any waste or for any cause of forfeiture which Sublessor had or would have had if the Prime Lease had not been terminated.
     (C) From and after the time of such attornment, Subtenant shall have the same remedies against Prime Landlord for the breach of an agreement contained in the Sublease that Subtenant might have had against Sublessor if the Prime Lease had not been terminated, except that Prime Landlord shall not be (i) liable for any act or omission of Sublessor, (ii) subject to any offsets or defenses which Subtenant might have against Sublessor, or (iii) bound by any rent or additional rent which Subtenant might have paid in advance to Sublessor.
     4. Neither Subtenant nor its successors or assigns shall enter into any agreement which shall modify, surrender or merge the Sublease. Any agreement made in contravention to the provisions of this paragraph 4 shall be of no force or effect as to Prime Landlord.
     5. The term “Prime Landlord” as used in this agreement means only the owner for the time being of the aforementioned Leased Premises, so that in the event of any sale or other transfer of an interest therein, Prime Landlord shall be and thereby is entirely freed and relieved of all covenants and obligations of the Prime Landlord hereunder. The provisions of this agreement, however, shall run with the land and bind any subsequent owner of the Leased Premises.
     6. All notices, demands, requests, consents and approvals which may or are required to be given by either party to the other under this Sublease shall be in writing and shall be deemed given, delivered and received either (a) when hand delivered (including delivery by a delivery service providing a receipt therefor) or when received pursuant to any delivery by telex, telefax, telecopier, telegram or overnight mail service, or (b) the third (3rd) business day following the date deposited in the United States mail, certified or registered, postage prepaid, in either case addressed as follows:

(a)	If to Sublessor:

With a copy to:

(b)	If to Sublessee:

With a copy to:

(c)	If to Prime Landlord:

With a copy to:

     Each party may designate such other parties or addresses to which such notices may be sent by providing notice of the same in writing to the other, effective fifteen (15) days from the date such party or address change notice is given in accordance with this Section.

     IN WITNESS WHEREOF, the parties hereto have duly executed this agreement the day and year first above written.

PRIME LANDLORD:

By:

Name:

Title:

SUBTENANT:

By:

Name:

Title:

THE STATE OF TEXAS	§
§
COUNTY OF HARRIS	§
     This instrument was acknowledged before me on                     , 200___ by ______,                      of                     , a                     , on behalf of said                     .

Notary Public in and for the State of Texas
Name:

(SEAL)	My commission expires:

THE STATE OF TEXAS	§
§
COUNTY OF HARRIS	§
     This instrument was acknowledged before me on                     , 200___ by                     ,                      of                     , a                     , on behalf of said                     .

Notary Public in and for the State of Texas
Name:

(SEAL)	My commission expires:

     The undersigned hereby consents to the execution and delivery of the foregoing instrument and agrees that neither the execution of the same nor anything done pursuant to the provisions thereof shall be deemed or taken to modify the Prime Lease therein referred to.

SUBLESSOR:

By:

Name:

Dated: , 200___	Title:

THE STATE OF TEXAS	§
§
COUNTY OF HARRIS	§
     This instrument was acknowledged before me on                     , 200___ by                     ,                      of                     , a                     , on behalf of said                     .

Notary Public in and for the State of Texas
Name:

(SEAL)	My commission expires:

EXHIBIT H
PARKING
     Landlord hereby agrees to make available to Tenant and Tenant shall be entitled to use the entire parking garage located on the land and all surface parking, at no additional charge except as hereinafter provided (subject to the 53 Space Grant, as defined in Section 8.8 of the Lease). Tenant shall have the right, in Tenant’s discretion, to designate reserved parking in locations to be determined by Tenant. Tenant may elect to construct carports for the surface parking spaces or may, with notice given on or before ninety (90) days prior to the date Tenant requests such construction of said carports to commence, require Landlord to construct such carport parking (not to exceed 125 spaces), provided such written notice is given prior to March 1, 2009. After that date, Tenant shall continue to have the right to construct the carports at Tenant’s expense. In the event Tenant elects to require Landlord to construct the carport, Tenant shall pay Landlord $15.00 per month per carport space. Such payments shall be a part of the Rent as such term is defined herein and shall be due and payable concurrently with Base Rental.

H-1

EXHIBIT I
FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
SUBORDINATION, NONDISTURBANCE
AND ATTORNMENT AGREEMENT
     THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”), dated as of                                                              , 2007 by and between WEBSTER BANK, NATIONAL ASSOCIATION, a national banking association having an office and place of business at 175 Federal Street, Suite 507, Boston, Massachusetts 02110 (“Mortgagee”), and                     , a                      having an office and mailing address at                      ___(“Tenant”), and                      (“Landlord”).
WITNESSETH:
     WHEREAS, Tenant has entered into a certain lease dated                     , [as amended by                      dated                  ] (such lease, [as so amended,] being hereinafter referred to as the “ Lease”), with Landlord, covering premises (the “Demised Premises”) located in                     ,                     , being [a portion of] the real property described in Schedule A attached hereto and made a part hereof (such real property, together with the improvements thereon, being hereinafter referred to as the “Mortgaged Property”); and
     WHEREAS, Mortgagee has made or is about to make a mortgage loan (the “Loan”) to Landlord in the amount of $         , which Loan is, or will be, evidenced by a certain promissory note to be dated on or about the date of funding of the Loan in the principal amount of $              (as presently in effect and as the same may be amended or restated from time to time and together with any notes given in substitution or replacement thereof, the “Note”), and secured by, among other things, a certain [deed of trust] [mortgage deed, security agreement, assignment of rents and leases and fixture filing] to be dated on or about the date of funding of the Loan and intended to be recorded in the land records in and for          ,             ,on the date of and prior to the recording hereof, encumbering the Mortgaged Property (as amended, restated or supplemented from time to time, the “Mortgage”), and an assignment of leases and rents to be dated on or about the date of the funding of the Loan and intended to be recorded in the Land Records, on the date of and prior to the recording hereof (as amended, restated or supplemented from time to time, the “Assignment of Leases”), assigning all of Landlord’s interest in and to the leases and rents accruing or arising from the Mortgaged Property; and
     WHEREAS, Mortgagee, Tenant and Landlord desire to set forth their agreement to the matters set forth below;
     NOW, THEREFORE, consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:
     1. The Lease is and shall be subject and subordinate to the Mortgage and to all rights of Mortgagee thereunder, and to all renewals, modifications, consolidations, amendments, increases, replacements and extensions thereof.

     2. If the interest of Landlord in and to the Demised Premises, or the interest of any subsequent owner of the Demised Premises, shall be transferred by reason of a foreclosure of the Mortgage, a conveyance in lieu of such foreclosure, or other proceedings to enforce the Mortgage, Tenant shall attorn to Mortgagee and recognize Mortgagee as its landlord for the unexpired balance (and any extension or renewals, if exercised) of the term of the Lease. As used herein, the term “Mortgagee” shall include Mortgagee named above, together with any person that is a purchaser or transferee in foreclosure or conveyance in lieu of foreclosure and the successors, heirs, executors and assigns of any such person. Notwithstanding the foregoing, if the Lease shall be terminated as a matter of law as a result of any such proceedings, Tenant shall attorn to and recognize Mortgagee as its landlord for a term equal to the unexpired balance (and any extension or renewals, if exercised) of the term of such terminated Lease under the terms and conditions of the Lease.
     3. In the event of any foreclosure of the Mortgage, Mortgagee will not terminate the Lease, nor name or join Tenant as a party to any judicial or non-judicial foreclosure or other proceeding to enforce the Mortgage unless joinder is required under applicable law but in such case Mortgagee will not seek affirmative relief against Tenant, nor disturb the right of possession of Tenant to the Demised Premises and the Lease will continue in full force and effect between Mortgagee and Tenant, so long as Tenant is not in default under any of the terms, covenants or conditions of the Lease.
     4. If Mortgagee succeeds to the interest of Landlord or any successor to Landlord, Mortgagee shall not be:
     (a) liable for any act, omission, warranty or representation of any prior landlord (including, but not limited to, Landlord) in connection with or arising out of the Lease occurring before the date of a foreclosure except for repair and maintenance obligations of continuing nature imposed on the landlord under the Lease; provided, however, that any Mortgagee shall be liable and responsible for the performance of all covenants and obligations of Landlord under the Lease accruing from and after the date that it takes title to the property; provided, however, if after succeeding to Landlord’s interest under the Lease any Mortgagee fails or refuses to perform or complete any improvements or installations which Landlord would have been obligated to perform under the Lease or complete or fails or refuses to make any loan or contribution towards improvements or installations which are required to be made by Landlord under the Lease, Tenant shall be entitled to exercise any and all remedies provided to Tenant by the Lease for a failure by Landlord to perform or complete any such initial improvements or installations or to make such loan or contribution;
     (b) liable for the return of any security deposits held pursuant to the Lease, except to the extent any such security deposits are transferred to Mortgagee;
     (c) subject to any offsets (except those offsets provided for in the Lease) or defenses which Tenant might have against any prior landlord (including, but not limited to, Landlord) that arose prior to the date of a foreclosure;
     (d) bound by any rent or additional rent which Tenant might have paid for more than the then current month to any prior landlord (including, but not limited to, Landlord) unless such rent has been received by Mortgagee; or
     (e) bound by any amendment, renewal or extension of the Lease that is inconsistent with the terms of this Agreement or is not in writing and signed both by Tenant and landlord; provided, however, Tenant shall have the right to amend the Lease without Mortgagee’s consent to the extent such amendment does not decrease the rent or other material obligations of Tenant or revise or place additional material obligations or duties on the Landlord under the Lease;
     In no event shall Mortgagee have any personal liability as successor to Landlord and Tenant shall look only to the estate and property of Mortgagee in and to the Mortgaged Property (and any net proceeds of the sale thereof or rentals received therefrom) for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by Mortgagee as landlord under the Lease, and no other property or assets of Mortgagee shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease.
     5. Tenant acknowledges having been notified that Landlord’s interest in and to the Lease has been assigned to Mortgagee pursuant to the Assignment of Leases and Rents and that Landlord has been granted the license to collect all rent and other amounts payable under the Lease (collectively, “Rent”), provided no Event of Default exists under, and as defined in, the Mortgage. Tenant further acknowledges that if an Event of Default shall exist, Mortgagee has the right, power and authority to direct Tenant to make payment of all Rent directly to Mortgagee or its agents and agrees that upon such direction Tenant shall make such payment of Rent to Mortgagee or its agents in accordance with the written direction of Mortgagee and the payments will be credited against the Rent due under the Lease. Landlord shall indemnify, defend (with counsel reasonably acceptable to Tenant) and hold Tenant harmless from any loss, cost, expense or claim incurred by Tenant in connection with its compliance with this provision. Landlord waives any right, claim or demand it may have against Tenant by reason of such direct payment to Mortgagee and agrees that such direct payment to Mortgagee shall discharge all obligations of Tenant to make such payment to Landlord. Until further notice from Mortgagee, however, Tenant will continue to make all payments under the Lease to Landlord and otherwise look solely to Landlord for the performance of the lessor’s obligations under the Lease.
     6. So long as the Mortgage is in effect, Tenant will not, without Mortgagee’s prior written consent, subordinate the Lease to any other lien against the Mortgaged Property. Tenant will allow Mortgagee’s employees and representatives to inspect the Demised Premises from time to time upon reasonable advance notice.
     7. Tenant agrees to send a copy of all notices, requests or consents under the Lease (including notices of default) in writing, by certified mail, return receipt requested or by nationally recognized overnight delivery service providing evidence of the date of delivery, with all charges prepaid to Mortgagee at:
WEBSTER BANK, NATIONAL ASSOCIATION
175 Federal Street, Suite 507
Boston, Massachusetts 02110
Attention: Eric J. Gilliland
     8. Tenant shall afford Mortgagee the same opportunity provided to Landlord under the Lease to cure any defaults of Landlord under the Lease, and upon request by Mortgagee from time to time shall provide Mortgagee with an estoppel certificate covering such matters as Mortgagee shall reasonably request. Mortgagee’s cure of Landlord’s default shall not be considered an assumption by Mortgagee of Landlord’s other obligations under the Lease. If Mortgagee or any successor or assign becomes obligated to perform as landlord under the Lease, Mortgagee or such successor or assign will be released from such Lease obligations when such person or entity assigns, sells or otherwise transfers its interest in the Premises or the Property.

     9. This Agreement shall inure to the benefit of, and be binding upon, Tenant, Landlord, Mortgagee and their respective successors, assigns, heirs, administrators, executors, agents and representatives.
     10. This Agreement contains the entire agreement between Mortgagee and Tenant with respect to the subject matter of this Agreement, may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute and be construed as one and the same instrument and may be amended only by a writing signed by Mortgagee and Tenant.
     11. Nothing contained in this Agreement shall affect Tenant’s express contractual rights of offset and abatement set forth in the Lease, which rights shall survive any foreclosure (or other transfer) and remain in full force and effect.
     12. Mortgagee shall make casualty insurance and condemnation proceeds available to Landlord for restoration in accordance with the provisions of the Lease.
[Remainder of page intentionally left blank; signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

MORTGAGEE:
Signed, Sealed and Delivered
in the Presence of	WEBSTER BANK, NATIONAL ASSOCIATION

By: Eric J. Gilliland, Vice President

TENANT:

By:

Name:

Title:

COMMONWEALTH OF MASSACHUSETTS	)
) ss:
COUNTY OF	)
     On this                      day of                     , 2007, before me personally appeared                     ,                      of                      , a              , to me known to be the person who executed the foregoing instrument, and he thereupon duly acknowledged to me that he executed the same to be his free act and deed on behalf of such                     .

Name:

Notary Public

My Commission Expires:

[SEAL]

COMMONWEALTH OF MASSACHUSETTS	)
) ss: Boston , 2007
COUNTY OF	)
     On this                      day of                     , 2007, personally appeared Eric J. Gilliland, Vice President of WEBSTER BANK, NATIONAL ASSOCIATION, signer of the foregoing instrument and acknowledged the same to be his free act and deed as such officer and the free act and deed of said bank, before me this day.

Name:

Notary Public

My Commission Expires:

[SEAL]

SCHEDULE A
Legal Description

SCHEDULE 3.3
SIGNAGE
[SEE ATTACHED]
Schedule 3.3

SCHEDULE 3.3
SIGNAGE
On exterior building signage the logo should be used without the tagline. While signage guidelines for new buildings will need to be addressed and approved on a case-by-case basis as local restrictions and building codes vary, In general, please try to follow these examples. Provide the sign vendor one of the logos (usually a vector file, which are in the .ai file format on the CD and at ray.Exterran.com) from which to work.
Retrofitting existing signage present a variety of challenges since the shape of the new logo is in different proportion to the old ones. Follow the parameters closely and check with Corporate Communications if there are any configurations for which you need help confoming to the guidelines. Do not breakapart and separate, alter the proportion or add any elements to the trademark.
Signage
How should the logo be used on our signs?
Common Types of Signs
Cut out letters and elements
This style of signage is a wall sign that is mounted to the exterior of the building. They come in a variety of styles, some with the elements backlit. Signage companies can match the paint color on these fabricated letter to the Exterran PMS colors, Example rendering of this type of sign in figure Œ
Box or cabinet signs
These are the most common and ecomonical lighted signs. Vinyl or painted letters and elements are adhered to an acrylic panel and placed on the face of a lightbox frame, sometimes incorporating 3-D elements. In some retrofit situations, you may want to add a 3-D element for the sweeping “x” that breaks outside of the cabinet frame to make the best use of the proportions of an existing cabinet rather than replacing the cabinet, as in figure 
Flat vinyl letters or painted signs
These are flat, one- or two-sided signs in painted wood, plastic, metal or other materials. They may be unlighted or lighted with external fixtures. See figure Ž
Monument signs
Monument signs appear at the roadside usually marking the front of the facility’s property or driveway entrance. They come in a variety of materials (stucco, stone, metal, painted materials). You may choose to use the logo to match its PMS colors or in monochromatic scheme depending on the material. For etched glass, stainless steel or engraved stone, use the FAX.ai file (an all black logo in vector format). Submit your sign company rendering to ensure it maintains the consistency of the corporate standards. (An example is provided in figure .)
Pole signs
This type of signage marks the location from a street or highway and is placed high on a pole for easy visibility. The most common versions of this sign are a cabinet sign or flat sign mounted to the pole.
Schedule 3.3

SCHEDULE 4.6
CONDITION SURVEYS
16666 Northchase Drive
1.	Roof Condition Report dated August 7, 2007, prepared by Michael Hardin & Associates, Inc.

2.	Skin/Skylights report dated August 7, 2007, prepared by Restoration Services, Inc.

3.	Indoor Air Quality report dated August 8, 2007, prepared by Envirotest

4.	ADA-TAS Observations dated August 7, 2007, prepared by Caton Consulting, Inc.

5.	Elevator Survey Information dated August 9, 2007, prepared by ThyssenKrupp Elevator

6.	Electrical Survey dated August 10, 2007, prepared by E3 Electrical Company

7.	HVAC Assessment Survey dated August 9, 2007, prepared by The MLN Service Company
263 N. Sam Houston Parkway E.
1.	Roof Condition Report dated August 7, 2007, prepared by Michael Hardin & Associates, Inc.

2.	Skin/Skylights report dated August 7, 2007, prepared by Restoration Services, Inc.

3.	Indoor Air Quality report dated August 8, 2007, prepared by Envirotest

4.	ADA-TAS Observations dated August 7, 2007, prepared by Caton Consulting, Inc.

5.	Elevator Survey Information dated August 9, 2007, prepared by ThyssenKrupp Elevator

6.	Electrical Survey dated August 10, 2007, prepared by E3 Electrical Company

7.	HVAC Assessment Survey dated August 10, 2007, prepared by The MLN Service Company
Schedule 4.6

SCHEDULE 5.3
LANDLORD’S REPAIRS
16666 NORTHCHASE DRIVE
Roof
•	Repair open seam lap near north roof drain.

•	Replace glazing sealants in the glass skylight.

•	Replace pitch pan at one tie back penetration.

•	Clean and install new pourable sealant at water pipe pitch pan.

•	Install roof protection pad and splash pan at a penthouse roof downspout discharge.
Skin/Skylights
•	Replace neoprene wedges at ground level gasket.
ADA-TAS Code Compliance (if required by a Government Authority whether before or after March 1, 2008)
•	Comply with TAS 4.3.2 – There is no accessible route of travel from the sidewalk at the street to the building.

•	Comply with TAS 4.14.2 – The north entrance of the building is not accessible to the handicapped. This entrance appears to be the primary entrance for individuals that are not employees (the public). A sign directs handicapped individuals the use the entrance in back. The accessible entrance at the back of the building is through the parking garage or through the loading area. There are no handicap parking stalls at the north entrance, so it may be acceptable for the entrance to be from the garage. It is not acceptable for the accessible entrance to be through the loading area.

•	Comply with TAS 4.9.4(2) – The handrails do not have level extensions at the bottom of the exterior or interior stairs. The handrails are required to extend the distance of one tread (sloped) plus 12 inches (level). This does not apply to the handrails typically found in the center (or “in” side) of multi-story exit stairs, but does apply to ALL continuous handrails typically found on the wall (or “out” side) side of ANY stair.

•	Comply with TAS 4.13.6 – The entrance door to training Room A does not have 18” clear on the strike side of the jamb.

•	TAS 4.1.3(8)(a)(ii) – Exit Stairs A exits through the building lobby. Stair B exits directly to the exterior, but there is no ramp at that exit. Thus, there is only one accessible exit (the ramp located at the entrance from the garage) but two are required.
Schedule 5.3 — Page 1

Elevators
•	Perform all repairs and punch list items on the Barbre Consulting, Inc report dated July 10, 2007.

•	Perform work necessary to achieve Satisfactory rating of all categories of operation listed on the Barbre Consulting, Inc report dated July 10, 2007.

•	Perform work necessary to cause the Measured Performance of all cars to comply with Industry Standards as listed on the Barbre Consulting, Inc report dated July 10, 2007.

•	Replace old ropes on car 2.
Electrical
•	On the section of buss duct that is running from the power company transformer to the tap box, remove the buss duct covers, remove the rust, paint the covers, check and clean the buss bars and reinstall the covers using new bolts. Install a new sheet metal cover with sides over the buss duct for additional protection. Inspect the buss duct every 6 months for signs of rust.

•	Interior Equipment
o	Main switch needs to be cleaned.

o	Tighten and torque wire connections.

o	Test ground fault switch.
•	Resolve code issue with 800 amp disconnect feeding a bank of capacitors.
HVAC
•	Inspect and repair all A/C units to fully Operational Condition

•	Third party mutually agreeable to Landlord and Tenant certify the reliability of the centrifugal chillers once all repairs are completed.
263 N. SAM HOUSTON PARKWAY E.
Skin/Skylights
•	Seal around the scuppers and seal laps in metal coping.

•	Re-caulk the brick control joints and steel shelf angles.

•	Re-caulk leaks on the skylights in the middle roof
ADA-TAS Code Compliance (if required by a Government Authority whether before or after March 1, 2008)
•	Comply with TAS 4.3.2 – There is no accessible route of travel from the sidewalk at the street to the building.

•	Comply with TAS 4.6.4 – The stalls on the South and East of the building do not have the Van-accessible sign.

•	Comply with TAS 4.6.3 and TAS 4.3.2 (5) – A stall on the North side of the building closest the Northeast entrance is marked as being handicap parking stall. There is no curb ramp specifically for this stall, so the person is required to wheel or walk in the traffic lane to be able to get to the accessible route of travel. Simply removing the sign may resolve this issue.
Schedule 5.3 — Page 2

Elevators
•	Perform all repairs and punch list items on the Barbre Consulting Inc report dated July 9, 2007.

•	Perform work necessary to achieve Satisfactory rating of all categories of operation listed on the Barbre Consulting Inc report dated July 9, 2007.

•	Perform work necessary to cause the Measured Performance of all cars to comply with Industry Standards as listed on the Barbre Consulting Inc report dated July 9, 2007.
Electrical
•	First floor electrical /switch room
o	Main switch needs to be cleaned.

o	Tighten and torque wire connections.

o	Test ground fault switch.
•	First floor electrical room next to Northchase St. entrance
o	Replace Federal Pacific with new.
HVAC
•	Inspect and repair all A/C units to fully Operational Condition
Schedule 5.3 — Page 3